                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    Form SB-2

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                              800America.com, Inc.
                 (Name of small business issuer in its charter)

            Nevada                            7373                           87-0567884
            ------                            ----                           ----------
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer Identification No.)
incorporation or organization)      Classification Code Number)

                    1929 S. 21st Avenue, Nashville, TN, 37212
                                 (800) 999-5042

           Address and Telephone Number of Principal Executive Offices

                                  David E. Rabi
                               1929 S. 21st Avenue
                               Nashville, TN 37212
                                 (800) 999-5048

            (Name, address and telephone number of Agent for Service)

                           Copies of communication to:

                             John L. Thomas, Esquire
                                  18 Beth Drive
                              Moorestown, NJ 08057
                                 (856) 234-0960

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement become effective:

         If any of the securities being registered on this Form are to be offered on a delay or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

----------------------------------------------------------------------------------------
Title of each class of   Amount to    Proposed         Proposed        Amount of
securities to be         be           maximum          maximum         registration fee
registered               registered   offering price   aggregate
                                      per share        offering price
----------------------------------------------------------------------------------------
Common Shares, par
value $.001              961,500         $3.73           $3,586,395         861.00
----------------------------------------------------------------------------------------

(1) Estimated solely or the purpose of calculating the registration fee pursuant to the Rule 457(c) and (g) of the Securities Act of 1933, as amended (the "Securities Act"); using the average of the high and low prices reported for the company's Common Stock as of January 11, 2002. See "Selling Security Holders."

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

         This prospectus is not an offer to sell these securities and is not an offer to buy these securities in any state where such an offer or sale is not permitted.




                     Subject to completion, January 16, 2002



                              800America.com, Inc.



                          961,500 Share of common stock




          o The 961,500 shares of Common Stock offered by this Prospectus are being offered for resale by the shareholders listed in the section of this Prospectus called "Selling Security Holders". We will receive a portion of the proceeds from the sale of these shares by certain of the Selling Security Holders, which proceeds would be used for general corporate purposes.


          o Our Common Stock is traded on the OTC Bulletin Board under the symbol "ACCO'.


          o January 11, 2002, the closing bid price of our Common Stock on the OTC Bulletin Board was $3.73.


         The securities offered in this Prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 3 of this Prospectus.


                            -----------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.





               The date of this Prospectus is ____________, 2002.

                                Table of Contents

                                                                        Page No.

SUMMARY.....................................................................  1

RISK FACTORS................................................................  3

USE OF PROCEEDS............................................................. 14

DIVIDENDS................................................................... 14

CAPITALIZATION.............................................................. 15

PRICE RANGE OF COMMON STOCK................................................. 16

OUR DIVIDEND POLICY......................................................... 16

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION................... 17

BUSINESS.................................................................... 20

MANAGEMENT.................................................................. 25

EXECUTIVE COMPENSATION...................................................... 27

PRINCIPAL SHAREHOLDERS...................................................... 29

SELLING SECURITY HOLDERS.................................................... 31

PLAN OF DISTRIBUTION........................................................ 32

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................. 34

SHARES ELIGIBLE FOR FUTURE SALE............................................. 34

DESCRIPTION OF CAPITAL STOCK................................................ 36

EXPERTS..................................................................... 37

LEGAL MATTERS............................................................... 38

OTHER AVAILABLE INFORMATION................................................. 38

FINANCIAL STATEMENTS........................................................ 38

                                     SUMMARY

         Unless otherwise indicated or the context otherwise requires, references herein to "800America," "we," "our" and "us" refer to 800America.com, Inc., a Nevada corporation, and its direct and indirect subsidiaries.

                              800America.com, Inc.

Overview of Our Business

         We are a growing company that owns and operates international e-commerce and technology businesses. We have developed a profitable business model where we bring buyers and sellers together in an efficient and easy to use format and generate fees based on transactions. We are an innovator in developing proprietary technologies and processes needed for easy navigation and convenience in business-to-business and business-to-consumer environments. Our approach to customer acquisition and retention has provided us a strong following of loyal Internet users. Our technologies have provided the foundation needed for us to scale and grow our e-commerce businesses profitably across geographic regions and multiple product lines.

         The majority of our revenues are derived from commissions generated on transactions made through our two primary businesses, the 800America Network and Rothman Closeouts.

The 800America Network

Rothman Closeouts

         The 800America Network is home to many Internet shoppers and merchants. Over the past several years, the 800America Network has aggregated a critical mass of buyers and sellers, with over 700,000 users throughout the world. We deploy our own filtering mechanism for bringing stores into our network based on our users' preferences. One feature of the 800America Network is an online business to consumer shopping portal. To date, we have developed relationships with over approximately 250 online retail vendors. The 800America Network conveniently categorizes stores by the type of products the store sells and provides a direct link to the vendor's website. 800America receives a pre-negotiated commission from the vendor if a sale is consummated. The 800America Network "buyer and seller introductions" have led to an average of over 350,000 transactions per month over the last year. The commission paid to 800America on these sales is between 5 and 20% of the total sale.

         Rothman Closeouts, a member of the 800America Network, is one of the world's leading web-based trading communities for surplus and closeout merchandise. It is a leading business to business exchange for manufacturers, wholesalers and retailers to sell and buy surplus inventories around the world. Rothman Closeouts acts as a means to connect buyers and sellers and assist in trading negotiations, and holds absolutely no inventory. Through management's years of experience in the trading of closeout merchandise, Rothman Closeouts has developed a unique trading platform aimed at the needs of buyers and sellers of surplus and closeout merchandise. Rothman Closeouts has attracted a combined registered buyer and seller customer base of approximately 26,000 companies, ranging from small "mom and pop" type stores to large corporations. To further its position in this highly fragmented market, Rothman Closeouts has developed, and continues to pursue, exclusive relationships with large brick and mortar companies in need of alternative distribution channels for the sale of surplus and closeout merchandise. Rothman Closeouts receives a standard commission of 10% on all sales made through its trading platform.

         In the period of just over two years that we have been operating the 800America Network, 800America has created a profitable enterprise using Internet transactions which serves as our primary source of revenue. Unlike most Internet businesses, we have generated profits from the beginning and have expanded with earnings from existing operations. In recent months, we have further strengthened and diversified our revenue potential through the acquisition of Fileshooter, a peer-to-peer file sharing software product for secure, private instant Internet messaging which we launched in the third quarter of 2001. During the latter part of 2001, we purchase the assets of cs-live, inc., a technology focused software development company which now operates as a division of the 800America Network. We also acquired iGain, Inc. a marketing service company, WizwardWorld, Inc., a online marketplace for collectibles, Universal Payment Systems, Inc., a technology based electronic payment system and in early 2002, Youtopia, Inc., a teen website.

         Our strategy is to continue to acquire synergistic, cutting-edge technology and e-commerce companies at attractive valuations, and then layer in our operational expertise to maximize the technology and make them profitable. Through these strategic acquisitions and our innovative products and services, we feel we are well positioned to expand upon our scalable foundation and grow our e-commerce businesses.

Corporate Information

         Our stock currently trades on the Over-the-Counter Bulletin Board under the symbol "ACCO."

         Our principal executive offices are located at 1929 S. 21st Avenue, Nashville, Tennessee 37212, and we have offices in New York, San Francisco, Ottawa, Canada and Beijing China. Our telephone number at our executive office is (800) 999-5048, and our website address is www.800america.com.

                                  The Offering

--------------------------------------------------------------------------------
Securities Offered
---------------------------------------   --------------------------------------
Selling Security Holder Shares            961,500 Shares

Common Stock Outstanding:                 17,736,627 Shares as of January, 2002*

---------------------------------------   --------------------------------------
Offering Price                            The Selling Security Holders can sell
                                          the shares at any price.

---------------------------------------   --------------------------------------
Use of Proceeds                           We will receive a portion of the
                                          proceeds from certain Selling Security
                                          Holders. We will use the proceeds for
                                          general corporate purposes.
---------------------------------------   --------------------------------------
Market for our Common Stock               Our Common Stock trades on the
                                          Over-the-Counter Bulletin Board, also
                                          called OTCBB, under the trading symbol
                                          "ACCO".

--------------------------------------------------------------------------------
*This amount does not include approximately 1,866,400 shares to be issued.

                        Summary of Financial Information

         The summary historical financial data should be read in conjunction with the financial statements (and notes thereto) of our Company and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                       Year ended December 31
                                                       2000              1999
                                                    ----------------------------
Net sales                                           $15,980,529      $ 3,283,575
Cost of revenues                                      8,913,351        2,135,668
General and administrative                            3,466,798          784,718
Sales and marketing
Research and development
Depreciation
Other (income) expense, net                             486,480           88,019
                                                      1,041,406           89,723
Net Gain                                              2,072,494          185,447

Weighted average Common Shares outstanding           12,721,359        6,243,132

Basic Gain per share                                $      0.16      $      0.03

Current Assets                                        3,144,389        1,093,406
Total Assets                                          4,421,609        1,402,832
Current Liabilities                                     411,818          457,519
Total Liabilities                                       411,818          457,519
Shareholders' equity                                  4,009,791          945,313


                                  RISK FACTORS

         The Common Stock offered hereby is speculative and involve a high degree of risk. Prospective investors should carefully review and consider the following Risk Factors, as well as the other information set forth in this Prospectus hereto, before purchasing the Common Stock offered hereby.

                          Risks Related to Our Business

We have only a limited operating history for investors to use to assess our future prospects.

         Our corporate predecessor was formed on December 5, 1996. We have had limited operations to date. As a result, we have a limited operating history upon which to evaluate the merits of investing in the proposed offering.

The planned expansion of our business will strain our management systems and other resources.

         We have rapidly and significantly expanded our operations and will expand further to address growth of our product and service offerings and customer base. This growth will continue to place a significant strain on our management, operational and financial resources. We will need to improve our financial and management controls, reporting systems and procedures. We will also continue to expand, train and manage our work force for marketing, sales and technical support, product development and infrastructure management, and manage multiple relationships with customers and other third parties. We also plan to expand the geographic scope of our customer base and operations. We will need to continually expand and upgrade our technology infrastructure and systems and ensure continued high levels of service, speedy operation and reliability. To achieve our objectives, we may acquire technologies or products or enter into strategic alliances or acquisitions, although we have no plans or agreements to do so at the present time. In addition, our senior management team has had only limited experience working together to manage these challenges and our management may not be able to work together to meet these challenges.

Our strategy of expanding our business through acquisitions of other businesses and technologies presents special risks.

         We intend to continue to expand through the acquisition of businesses, technologies, products and services from other businesses as well as through the development of the products and services of our existing businesses. Many of our acquisitions to date have been, and we anticipate that we will continue to seek to acquire, early-stage or distressed companies and technologies with limited operating histories and limited or no revenues. We may not identify and successfully compete for attractive acquisition candidates or complete acquisitions at reasonable purchase prices, in a timely manner or at all. If these acquisitions are completed, we may not be able to successfully develop these companies and their technologies. Acquisitions involve a number of special problems, including:

         o difficulty integrating acquired technologies, operations and personnel with the existing business;

         o diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

         o strain on managerial and operational resources as management tries to oversee larger operations;

         o  exposure to unforeseen liabilities of acquired companies;

         o potential issuances of securities in connection with the acquisition which lessen the rights of holders of our securities outstanding prior to such issuances;

         o  the need to incur additional debt;

         o the requirement to record additional future operating costs for the amortization of goodwill and other intangible assets, which amounts could be significant; and

         o integration of new technologies, products or services into our existing suite of products and business strategy or into the then current market for such solutions.

         We may not be able to successfully address these problems. Moreover, our future operating results will depend to a significant degree on our ability to successfully manage growth and integrate acquisitions. If such acquisitions are completed, we may not be able to successfully develop these young companies.

If we are unable to keep up with the rapid changes in technology and distribution channels related to the Internet, we may not be able to succeed.

         To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and features of our software products, network distribution systems, support infrastructure and technologies. The industries in which we compete are characterized by rapid technological change, changes in use and client requirements and preferences, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing proprietary technology and systems obsolete. Furthermore, the adoption of new Internet or telecommunications technologies may require us to devote substantial resources to modify and adopt such technologies. Our success will depend, in part, upon our ability to adapt to this rapidly evolving marketplace. We may not be able to adequately adapt our products and services or to acquire new products and services that can compete successfully. In addition, we may not be able to establish and maintain effective distribution channels.

Due to intense competition in the industries that we serve and intend to serve, our market share and financial performance could suffer.

         The markets in which we do business are highly competitive and many competitors and potential competitors are more established and have greater financial resources than us. We face competition primarily from wholesalers and retail exchanges as well as from companies in the information technology, Internet and software industries. This particular niche of the on-line shopping industry that we operate in is highly fragmented and there are virtually no barriers to entry into this market. We expect on-line shopping sites to proliferate. We expect that competition will intensify in the future. Many competitors and potential competitors also have greater market presence, brand name recognition, financial resources, engineering and marketing capabilities and technological and personnel resources than us. As a result, competitors may:

         o develop and expand their Internet infrastructure and service offerings more efficiently or more quickly;

         o adapt more swiftly to new or emerging technologies and changes in client requirements;

         o take advantage of acquisitions and other opportunities more effectively;

         o devote greater resources to the marketing and sale of their products and services; and

         o more effectively leverage existing relationships with clients and strategic partners or exploit more recognized brand names to market and sell their services.

         These and other competitive pressures may also force prices for information technology, Internet and software goods and services down and this price reduction may reduce our revenues and adversely affect our results of operations and financial condition.

The loss of our senior management or other key personnel or our failure to attract additional personnel could negatively affect our business and decrease the value of your investment.

         Our success depends largely on the skills of David E. Rabi, our President, and certain other key management and technical personnel as well as key management and technical personnel of companies acquired by us. Our performance is also substantially dependent on the services and performance of our management team at the parent and subsidiary levels. The loss of Mr. Rabi or one or more of our other board members, key management and technical personnel may materially and adversely affect our business, results of operations and financial condition. We may not be able to replace any of these persons in the event their services become unavailable. We do not have employment or non-compete agreements with any of our key management personnel.

         We also believe continued hiring of new personnel will be required to support our business and planned growth. Our success also depends in large part on our ability to identify, hire, train and retain Internet, software and other technology professionals who can provide the technical, strategic, creative, marketing and audience development skills required by clients and well as key management and financial personnel. There is a shortage of qualified personnel and we compete with other companies for this limited pool. We may not be able to attract, train, or retain qualified personnel.

Our quarterly results may fluctuate widely and this may adversely effect our business operations as well as our value.

         Due to our limited operating history and the unpredictability of our industry, we may not be able to accurately forecast our net sales and net profits. We base our current and future expense levels and our investment plans on estimates of future net sales. Our expenses and investments are to a large extent fixed. We may not be able to adjust our spending quickly if our net sales and net profits fall short of our expectations.

         Our operating results will fluctuate for many reasons, including:

         o  changes in general economic conditions, including consumer spending,

         o our ability to retain and increase sales to existing customers, attract new customers and satisfy our customers' demands,

         o our ability to acquire merchandise, manage our inventory and fulfill orders,

         o the introduction by our competitors of web sites, products or services and business exchanges,

         o changes in usage of the Internet and online services and consumer acceptance of the Internet and e-commerce,

         o timing of upgrades and developments in our systems and infrastructure,

         o the effects of acquisitions and other business combinations, and our ability to successfully integrate those acquisitions and business combinations,

         o  technical difficulties, system downtime or Internet brownouts,

         o  variations in the mix of products and services we sell,

         o  variations in our level of merchandise and vendor returns, and

         o  disruptions in service by shipping carriers.

         Both seasonal fluctuations in Internet usage and traditional retail seasonality are likely to affect our business. Internet usage generally slows during the summer months. Sales in almost all of our product groups, particularly toys and electronics, usually increase significantly in the fourth calendar quarter of each year.

         The emerging nature of the commercial uses of the Internet makes predictions concerning our future revenues difficult. We believe that period-to-period comparisons of our results of operations will not necessarily be meaningful and should not be relied upon as indicative of our future performance. It is also possible that in some fiscal quarters our operating results will be below the expectations of securities analysts and investors. In these circumstances, the price of our Common Stock may decline disproportionately to actual results.

         We base our current and future expense levels on our anticipated investment plans and estimates of future revenues. Currently our expenses are to a large extent fixed, but this could change as a result of future investments, a change of business strategy or infrastructure needs. We may not be able to adjust our spending quickly if our revenues fall short of our expectations. Further, we may make pricing, purchasing, service, marketing, acquisition or financing decisions that could adversely affect our business results.

Limitations on liability of directors and officers.

         Our Articles of Incorporation and By-laws include provisions to the effect that (subject to certain exceptions) we shall indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under the Nevada General Corporation law. Indemnification is available if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of 800America and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. As a result of such provisions in the Articles of Incorporation and the By-laws, shareholders may be unable to recover damages against our directors and officers for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties, which may discourage or deter shareholders from suing our directors, officers, employees and agents for breaches of their duty of care, even though such action, if successful, might otherwise benefit us and our shareholders.

If adverse economic and political conditions occur, substantial declines in the markets may result which, in turn, could adversely affect our revenues, potential profitability, and ability to make acquisitions and achieve necessary liquidity.

         In the past several years, the U.S. financial markets have achieved historic highs. We do not believe that these strong markets will continue indefinitely and, in fact, the financial markets have experienced significant declines. Our revenues, potential profitability, and ability to make acquisitions and achieve necessary liquidity are likely to decline significantly during periods of stagnant economic conditions or low trading volume or adverse conditions in the U.S. and global securities and commodities markets.

         In addition, the terrorist attacks that took place in the United States on September 11, 2001, are an unprecedented event that have created many economic and political uncertainties, some of which may harm our business and prospects. The national and global responses to these terrorist attacks, many of which are still being formulated, may materially adversely affect our business in ways we cannot predict at the present time.

If we are unable to license and lease certain technology and communications facilities from third parties in the future, our business will suffer.

         We lease communications facilities integral to our business. In the future, we expect to license and lease certain technology and communications facilities from third parties, including value-added commerce related products and services which may be integrated with internally developed management tools and services, as well as broadband communications services. Third party technology licenses and leases may not be available to us on commercially reasonable terms or at all. Our failure for any reason to obtain or maintain such licenses and leases on commercially reasonable terms, in timely fashion or at all, could harm our business, operating results and financial condition. Our inability to obtain upgrades to our leased communications facilities could result in delays in our network and new business and technology developments until equivalent facilities could be obtained and integrated. Any of those delays could materially adversely affect us.

We may be unable to protect our intellectual property and may incur claims that we are misusing intellectual property of others.

         Although we take various steps to seek to protect our proprietary rights, those actions may be inadequate to prevent misappropriation of core technology or trademarks, copyrights and other proprietary rights. In addition, agreements intended to provide that protection may be unenforceable or limited in certain countries. Notwithstanding any precautions taken, it might be possible for a third party to copy or otherwise obtain and use software or other proprietary information of 800America or any business in which we have an interest without authorization or to develop similar property independently. Policing unauthorized use of this intellectual property is difficult and expensive, particularly because the global nature of the Internet makes it impossible for some of our businesses to control the dissemination of their work and use of their services.

         We publish or distribute content over the Internet and, therefore, may be subject to legal liability. We may be subject to legal claims relating to the content on our web sites, or the downloading and distribution of this content. Claims could involve matters such as defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. We also may not be able to acquire or maintain appropriate domain names in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights.

         We may in the future receive notices from third parties regarding these claims. While we are not currently subject to any claim involving intellectual property or similar rights, any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and require us to enter into royalty and licensing agreements or other agreements, which could have a material adverse effect on our business, results of operations and financial condition. These royalty and licensing or other agreements, if required, may not be available on terms acceptable to us or at all. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, results of operations and financial condition.

         If we face liability, particularly liability that is not covered by insurance or is in excess of future insurance coverage, then our reputation and business may suffer. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online services. Although we intend to carry general liability insurance, our future insurance may not cover claims of these types or may be inadequate to indemnify us for all liability that may be imposed on us.

         If our businesses experience failures of, or capacity constraints in, our technology, transaction processing systems and network infrastructure or those of third parties on which those companies rely, our financial performance may suffer and our or any one our businesses' reputation could be damaged.

         Our products, technology, transaction processing systems and network infrastructure use both internally developed and third-party systems to operate the Internet aspects of our business. If the number of users of our businesses increases substantially, we will need to significantly expand and upgrade our products, technology, transaction processing systems and network infrastructure. We do not know whether we will be able to accurately project the rate or timing of any increases, or expand and upgrade our systems and infrastructure to accommodate any increases in a timely manner. Our ability to facilitate transactions successfully and provide high quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our products, technology, transaction processing systems and network infrastructure may experience periodic system interruptions from time to time. We may not carry sufficient business interruption insurance to compensate for losses that could occur. Any system failure that causes an interruption or decrease in responsiveness of our service could impair our financial performance, and could damage our reputation.

Government regulations may impede our success.

         Government regulations and legal uncertainties may place financial burdens on our business. As of January 11, 2002, there were relatively few laws or regulations directed specifically at e-commerce. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection and use of data from web site visitors and related privacy issues, pricing, content, copyrights, distribution and quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and business-to-business e-commerce, which could decrease the revenue of our businesses and place additional financial burdens on our businesses. Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. For example, Congress recently enacted laws regarding online copyright infringement and the protection of information collected online from children. Although these laws may not have a direct adverse effect on our business or those of our partner companies, they add to the legal and regulatory burden faced by Internet companies.

Risk of system failure.

         Customer access to our web sites directly affects the volume of goods we sell and thus affects our net sales. We experience occasional system interruptions that make our web sites unavailable or prevent us from efficiently processing transactions, which may reduce our net sales and the attractiveness of our products and services. To prevent system interruptions, we continually need to: add additional software and hardware; upgrade our systems and network infrastructure to accommodate both increased traffic on our web sites and increased sales volume; and integrate our systems. However, our computer and communications systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, terrorist acts, earthquake and similar events. In addition, computer viruses, physical or electronic break-ins and similar disruptions could cause system interruptions, delays and loss of critical data and could prevent us from providing cervices and accepting and fulfilling customer orders. If this were to occur, it could damage our reputation. We do not have dedicated backup facilities for conducting operations in the event of such a disaster or service interruption, although we backup and store information offsite on a daily basis and we would expect that, except in the event of widespread disasters, we would use our daily backup to resume operations at another site with appropriate hardware and communications systems. We may have inadequate insurance coverage or insurance limits to compensate us for losses from a major interruption.

         The occurrence of any of these risks could have a material adverse effect on our business, results of operations and financial condition. In addition, our Internet customers will depend on their Internet service providers for access to our web sites. These providers have experienced significant outages in the past and could experience outages, delays and other difficulties in the future.

Forward looking statements and associated risks.

         This Prospectus contains certain forward-looking statements, including among others (i) anticipated trends in our financial condition and results of operations and (ii) our business strategy. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or in our internal budgeting process which might effect trends in our results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the industries in which we operate; and (iv) various competitive factors that may prevent us from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, the events predicted in forward-looking statements contained in this Prospectus may not, in fact, transpire.

                  Risks Related to e-commerce and the Internet

Our business depends on the increased acceptance and use of the Internet as a medium of commerce.

         Our success depends on the increased acceptance and use of the Internet as a medium of commerce, including advertising, marketing, providing services, business to business and business to consumer exchanges and portals, payment systems in single and multiple currencies, purchasing and otherwise conducting business. The future of the Internet for commercial purposes is not clear. Rapid growth in the use of the Internet and electronic commerce is a relatively recent phenomenon. As a result, acceptance and use may not continue to develop at recent rates and a sufficiently broad base of customers may not adopt or continue to use the Internet as a medium of commerce. In addition, it is not clear how effective advertising on the Internet is in generating business as compared to more traditional types of advertising such as print, television and radio. Demand for and market acceptance of services and products recently introduced over the Internet are subject to a high level of uncertainty, and few proven services and products yet exist.

         Electronic commerce may not prove to be a viable medium for purchasing or exchanging products or a viable medium for payment systems for the following reasons, any of which could seriously harm our business:

         o the necessary infrastructure for Internet communications may not develop adequately;

         o consumers and businesses may have security and confidentiality concerns;

         o complementary products, such as high-speed modems and high-speed communication lines, may not be developed as quickly as the technology develops and need arises;

         o  alternative purchasing and payment solutions may be implemented;

         o buyers may dislike a reduction in the human contact that traditional purchasing methods provide;

         o use of the Internet and other online services may not continue to increase or may increase more slowly than expected;

         o the development or adoption of new standards and protocols may be delayed;

         o  new and burdensome governmental regulations may be imposed; and

         o bank and other financial institutions may resist or prohibit certain Internet payment systems.

Clients may be hesitant to use electronic systems due to concerns over potential security risks, including unauthorized use of confidential information, exposure to viruses, and disruptions of service.

         The secure transmission of confidential information over public networks is a critical element of e-commerce generally and our business. If users are not confident in the security of e-commerce, they may not effect transactions over the Internet or decide continued commerce on the Internet, including using our products, is not a viable alternative. If our businesses that depend on such transactions do not add sufficient security features to their future product releases, their products may not gain market acceptance or there may be additional legal exposure to them. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in the compromise or breach of the algorithms we use to protect content and transactions on our e-marketplaces or proprietary information in our databases. Our networks and those of third party service providers and of clients may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our information or information of our users, or cause interruptions or malfunctions in our operations. We may be required to expend significant resources to protect our networks against the threat of security breaches, including resources that may be required to be used to participate in litigation to alleviate problems caused by any breaches. This litigation, regardless of the outcome, could result in substantial costs and diversion of management and technical resources, either of which could materially harm our business. Security breaches could damage our reputation and, consequently, our ability to conduct business successfully.

         Growing concerns about the use of "cookies" may limit our ability to develop user profiles.

         Web sites typically place small files of information commonly knows as "cookies" on a user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to the web site through the Internet user's browser software. Our technology currently uses cookies to collect information about an Internet user's movement through the Internet. Most currently available Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive, and a small minority of users are currently choosing to do so. Users can also delete cookies from their hard drive at any time. Some Internet commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. The effectiveness of our technology could be limited by any reduction or limitation in the use of cookies. If the use or effectiveness of cookies is limited, we would likely have to switch to other technology that allows us to gather demographic and behavioral information. This could require significant reengineering time and resources might not be completed in time to avoid negative consequences to our business, financial condition or results of operations, and might not be possible at all.

                  Risks Related to an Investment in the Shares

The public trading market for our Common Stock is limited and may not be developed or sustained.

         There is a limited trading market for the Common Stock. Since November 8, 1999, the Common Stock has been traded sporadically under the symbol "ACCO" on the OTC bulletin board, a Nasdaq sponsored and operated inter-dealer automated quotation system for equity securities. There can be no assurance that an active and liquid trading market will continue or that it will be sustained.

The price of our Common Stock has been volatile.

         The market price of our Common Stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. For example, during the 52-week period ended December 31, 2001, the market price of our Common Stock ranged from $0.37 to $4.66. In recent years, the stock market has experienced significant price and volume fluctuations which have particularly effected the market prices of equity securities of many companies providing Internet-related products and services. Some of these fluctuations appear to be unrelated or disproportionate to the operating performance of such companies. Future market movements may adversely affect the market price of our Common Stock. In addition, the market price of our Common Stock is subject to significant fluctuation due to the following factors:

         o  variations in stock market conditions;

         o changes in financial estimates by securities analysts or by our failure to meet estimates;

         o  variations in quarterly operating results;

         o  general conditions effecting all participants in our industry;

         o  announcements by us or our competition;

         o  regulatory developments; and

         o  economic or other external factors.

Ownership of our shares is concentrated.

         As of January 11, 2002, Mr. David E. Rabi, our President, beneficially owned approximately 55% of our outstanding Common Stock. As a result, Mr. Rabi possesses significant influence over us on business and corporate matters, including the election of directors. The concentration of our share ownership may: delay or prevent a change in control of 800America, impede a merger, consolidation, takeover, or other business involving us, or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Anti-takeover provisions could make a third-party acquisition of us difficult.

         We are a Nevada corporation. Certain anti-takeover provisions of the Nevada General Corporation Law and our right to issue preferred stock could have the effect of making it more difficult for a third party to acquire control of us. In addition, our Articles of Incorporation provide that our Board of Directors may issue preferred stock without shareholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us without the approval of our board.

We may require additional funding to expand our operations and the interests of holders of Common Stock could be adversely affected by any such financing.

         Capital, if available to us at all, could be in the form of debt or equity. Any increase in our debt:

         o might require the creation of a class of securities that would be senior in right of payment to the Common Stock in voting rights, in payment of dividends, in the event of our liquidation or in other respects;

         o  might restrict our ability to pay dividends;

         o could require significant interest payments that would affect our earnings and cash flow, which, in turn, could affect our ability to pay dividends;

         o would increase the vulnerability of our business to downturns in the economy;

         o would limit our ability to withstand competitive pressures from less leveraged competitors; and

         o would hinder our ability to grow, and raise additional financing for working capital.

The increase of significant amounts of equity:

         o  could affect our earnings per share of Common Stock;

         o could result in a series or class of preferred stock having superior or pari-passu rights, preferences and powers, including as to dividends, voting and liquidation preferences; and

         o would result in dilution of the interests of holders of our Common Stock in our earnings, as well as the voting power of all of our securities holders.

We may issue preferred stock, which could dilute the interest of holders of the Common Stock or deter a change of control of 800America, even if the change of control is favored by its shareholders.

         Our Articles of Incorporation permit our Board of Directors to issue shares of preferred stock in one or more series having the rights, privileges and limitations, including voting rights, conversion privileges and redemption rights, as may, from time to time, be determined by our Board of Directors. The issuance of preferred stock senior to the Common Stock could dilute the interests of holders of the Common Stock. Furthermore, shares of preferred stock that may be issued could be utilized as a method of making it more difficult for any party to gain control of us unless approved by our Board of Directors.

Certain events could result in a dilution of your ownership of our Common Stock.

         As of January 11, 2002, we had 17,736,627 shares of Common Stock outstanding and as of January 11, 2002, we had approximately 2,491,775 Common Stock equivalents including warrants and stock options. The exercise prices of the Common Stock equivalents range from $1.00 to $4.25 per share. These securities also provide for antidilution protection upon the occurrence of sales of our Common Stock below certain prices, stock splits, redemptions, mergers and other similar transactions. If one or more of these events occurs the number of shares of our Common Stock that may be acquired upon conversion or exercise would increase. If converted or exercised, these securities will result in a dilution to your percentage ownership of our Common Stock.

         You may have difficulties trading and obtaining quotations on "penny stock" issues.

         The shares of common stock offered are for "penny stocks" as defined in the Exchange Act. These shares are traded in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the common stock being registered. In addition, the "penny stock" rules adopted by the SEC under the Exchange Act make the sale of the shares of the common stock subject to certain regulations, which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the SEC's rules may limit the number of potential purchasers of the shares of the common stock.

         Resale restrictions on transferring "penny stocks".

         Various state securities laws impose restrictions on transferring "penny stock" and as a result, investor in the Common Stock may have their ability to sell their shares of the Common Stock impaired. For example, the Utah Securities Commission prohibits brokers from soliciting buyers for "penny stocks", which makes selling them more difficult.

         We are not current in our SEC reports.

         Certain information, principally financial information, relating to several of the acquisitions we have made has not been completed and filed in a current report with the SEC. This inability to complete the information has caused us to not be current in our reporting obligations. We cannot predict what the result of this might be to our Company. As long as we are deficient in our reporting obligation, we are prevented from using certain SEC forms and our shareholders who hold "restricted shares" cannot sell them under Rule 144. We are working to complete the information and file it with the SEC.

                                 USE OF PROCEEDS

         We advanced monies to certain of the Selling Security Holders in connection with our acquisitions of their assets. The advances have been secured by some of the common stock we issued that is now being offered for sale. If those Selling Security Holders sell their shares we are entitled to collect the proceeds from some of the sales. The total amount of the advances was approximately $35,000. To the extent we receive any proceeds we will use the amounts for general corporate purposes.

                                    DIVIDENDS

         To date, we have paid no dividends on any shares of our Common Stock, and our board of directors has no present intention of paying any dividends on the Common Stock in the foreseeable future. The payment by us of dividends on the Common Stock in the future, if any, rests solely within the discretion of our board of directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other factors deemed relevant by our board of directors. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may limit our ability to pay dividends on the Common Stock.

                                 CAPITALIZATION

         The following table sets forth our capitalization at September 30, 2001 on an actual and as adjusted basis to give effect to this offering, but does not include warrants that we may issue to the placement agent.

                                                                        September 30, 2001
                                                                          (in thousands)
                                                                    Actual              As Adjusted
                                                                  (Unaudited)           (Unaudited)
                                                                  -----------           -----------
Shareholders' equity

     Preferred Stock, $0.01 par value; 5,000,000 shares                  --                    --
     authorized; no shares issued and outstanding at
     September 30, 2001

     Common Stock, $0.001 par value; 50,000,000 shares             16,162,000            16,162,000
     authorized; 16,161,943 issued and outstanding at
     September 30, 2001

     Additional paid in capital                                     2,757,663             2,757,663

     Retained earnings (deficit)                                    8,161,972             8,161,972

     Total Capitalization                                          10,935,797            10,935,797

                           PRICE RANGE OF COMMON STOCK

         Our Common Stock has been quoted on the OTC:BB since November 8, 1999 under the symbol "ACCO". The following table set forth, the high and low bid prices for the Common Stock for the quarters indicated. As of January 11, 2002 there were 292 shareholders of record. The source of the quotes is Yahoo Financial.

                                                        Common Stock
                                                         Bid Price
-------------------------------               -------------------------------
Calendar Year 2000                               High                 Low
-------------------------------               ----------          -----------

First Quarter                                   $5.625              $3.125

Second Quarter                                   $5.00               $1.25

Third Quarter                                    $2.50               $1.25

Fourth Quarter                                   $2.50               $1.25


Calendar Year 2001                               High                 Low
-------------------------------               ----------          -----------

First Quarter                                    $2.18               $1.34

Second Quarter                                   $3.25               $ .37

Third Quarter                                    $4.65               $1.53

Fourth Quarter                                   $4.00               $1.55



         As of January 11, 2002, there were 17,736,627 shares of Common Stock issued and outstanding and an additional approximately 1,866,450 shares to be issued.

                               OUR DIVIDEND POLICY

         It is anticipated, that for the foreseeable future, earnings will be retained for the development of our business. Accordingly, we do not anticipate paying dividends on the Common Stock in the foreseeable future. The payment of future dividends will be at the sole discretion of our Board of Directors and will depend on the Company's general business condition.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

         The Company operates several Internet web sites in three segments:
Business to Business; Business to Consumers and Technology. The Companys goal is to bring buyers and sellers together in an efficient and easy format and generate income based on the transactions. This approach to customer acquisition and retention has provided the Company with a strong following of users. The Company is an innovator in developing proprietary technologies needed for easy navigation for business-to-business-and business-to-consumer environments. The Company's technologies coupled with its unique customer approach continue to strengthen relationships with its customers. These technologies are providing the foundation needed to scale and grow the e-commerce businesses profitably across geographic regions and multiple product lines.

         The Company is the home of many Internet shoppers. It offers shoppers a convenient way to navigate easily among hundreds of stores. The portal offers incentives to visit continuously the site through promotions and giveaways. The Company funds TV advertising in over 50 cities around the world.

         Sites operated by the Company include a shopping portal 1 2 click, RothmanCloseouts.com, InternetWebGuide.com, FileShooter.com, InShop.com, eBiz4biz.com, cs-live.com, iGain.com and UPS payment.com, WizardWorld.com and Youtopia.com.

Results of Operations

Years Ended December 31, 2000 and 1999

         The Company had revenues of $15,980,529 for the year ended December 31, 2000 compared to revenues of $3,283,575 for the year ended December 31, 1999. Net income for the year ended December 31, 2000 was $2,072,494 compared to $185,447 for the year ended December 31, 1999. The annual results of operations are not comparable because of the new divisions in which the Company was engaged in the most recent year. The Company realized revenue of $14,640,954 in its B2C division, $1,296,575 in its B2B division and $43,000 in its Technology division. Costs and expenses for the year ended December 31, 2000 were $12,866,629, resulting in operating income for the year of $3,113,900. This compares with costs and expenses of $3,008,405 that resulted in operating income of $275,170 for the year ended December 31, 1999. Customer rebates totaled $8,913,351 for the year ended December 31, 2000 and represented approximately 69% of total costs and expenses. Other than customer rebates, the largest categories of costs and expenses were for general, selling and administrative expenses in the amount of $1,004,481 (including salaries and other personnel expenses), bad debt expenses in the amount of $270,795, advertising costs and expenses in the amount of $1,878,318 and depreciation and amortization expenses of $486,480. In 1999 the largest categories of costs and expenses were for general, selling and administrative expenses in the amount of $320,980 (including salaries and other personnel expenses), bad debt expenses in the amount of $66,000, advertising costs and expenses in the amount of $397,738 and depreciation and amortization expenses of $88,019. Because of the Company's limited operating history and the changing competition in the on-line shopping business, management cannot predict, based upon past performance, whether the above listed cost and expense categories are relatively stable or subject to a substantial degree of volatility.

         The Company believes that its revenues and expenses will continue to increase substantially in the year ending December 31, 2001, both because of the continuing expansion of the Company's business and because of the changing competition in the on-line shopping business. Additional expenses are also likely to be incurred as the Company expands its bandwidth capacity in order to accommodate new stores at its web sites as well as new websites.

Liquidity and Capital Resources

         Net cash provided by operating activities was $2,153,221 in the year ended December 31, 2000 compared to net cash provided by operations of $96,899 for the year ended December 31, 1999. The Company's net cash increase for the year ended December 31, 2000 was $1,725,182 compared to a net cash increase for the year ended December 31, 1999 of $391,987. The Company's ending cash balance at December 31, 2000 was $2,117,746 compared to an ending cash balance at December 31, 1999 of $392,564. Net cash inflows from operations are expected to continue during the fiscal year ending December 31, 2001.

         The Company's cash and cash equivalents as of December 31, 2000 were $2,117,746 compared with $392,564 as of December 31,1999. The Company had working capital (current assets less current liabilities) of $2,732,571 at December 31, 2000 compared with $635,887 at December 31, 1999 and no material long-term commitments or material commitments for capital or operational expenditures.

         The Company believes that its current capital resources and liquidity are adequate for its present level of activity for at least the next twelve months. Other than advertising, marketing and promotional expenses and development of additional on-line sites, the Company does not have any plans for significant capital or operating expenditures above its current level. However, if the Company determines that significant additional advertising and marketing expenses are warranted over the next twelve months, the Company may seek additional funds, including the sale of its common stock in either public or private transactions.

Quarter Ended September 30, 2001 Compared to Quarter Ended September 30, 2000.

         The Company had revenues of $5,941,924 for the quarter ended September 30, 2001 compared to revenues of $3,922,359 for the quarter ended September 30, 2000. Net income for the quarter ended September 30, 2001 was $2,623,463 compared to net income of $1,258,524 for the quarter ended September 30, 2000. Total operating expenses for the quarter ended September 30, 2001 were $3,318,461 resulting in operating income for the quarter of $2,623,463. This compares to total operating expenses of $2,663,835 for the quarter ended September 30, 2000, resulting in operating income of $1,258,524. The Company has instituted a policy of not paying rebates as of January 1, 2001 and hence represented none of the total operating expenses. This compared to customer rebates of $1,362,744 for the quarter ended September 30, 2000 that represented approximately 51% of total operating expenses. Because of the Companys limited operating history with its various web sites, management cannot predict, based upon past performance, whether the above listed cost and expense categories are relatively stable or subject to a substantial degree of volatility. Management continues to expect that advertising costs will be a significant part of its operating structure. Management expects that revenues from Business to Consumers divisions will continue to increase in the fourth quarter. Management expects that all other divisions will have increased revenues and profits.

Liquidity And Capital Resources

         The Companys cash and cash equivalents as of September 30, 2001 were $9,107,264. At September 30, 2001, the Company had current assets of $9,213,431 and current liabilities of $1,000,945 resulting in working capital at September 30, 2001 (current assets less current liabilities) of $8,212,486.

         In September 2001, the Company acquired substantially all of the assets, including the name, of cs-live.com inc. The purchase price was $50,000 and 450,000 shares of common stock. The Company also assumed certain operating liabilities. cs-live inc. changed its name to Intelligent Web Technologies, Inc. The Company has made advances to Intelligent Web Technologies, Inc. of approximately $325,000. The advances are secured by the shares of common stock paid as part of the purchase price.

         During the period the Company acquired all the capital stock of Universal Payment Systems, Inc. (UPSI). The purchase price was $1.00. UPSI was purchased from Management of the Company.

         Also, during the period the Company raised a total of approximately $6,700,000 from the sale of its common stock in two private placements. Subsequently, the Company rescinded $5,500,000 to an investor.

         The Company believes that its current capital resources and liquidity are adequate for at least the next twelve months. Other than costs in connection with the further development of its web sites, the Company does not have any plans for significant capital or operating expenditures above its current level unless it determines to develop additional web sites that could result in additional development costs. The Company may also make additional acquisitions which might be financed at least in part with Company funds.

         Nine Months Ended September 30, 2001 Compared With September 30, 2000 Results of Operations

         The Company had revenues of $15,244,673 for the nine months ended September 30, 2001 compared with revenues of $9,501,802 for the nine months ended September 30, 2000. This represents a 60% increase. The increase was primarily the result of increased sales. Net income from operations was $8,644,800 for the nine months ended September 30, 2001 compared with net income of $2,016,962 for the nine months ended September 30, 2000. Total operating expenses were $6,600,000 for the nine months ended September 30,2001 compared with $7,485,000 for the nine months ended September 30,2000. This is a decrease of 12% and is primarily a result of the discontinuance of the rebate program.

Liquidity And Capital Resources

         Net cash provided for operating activities was $8,157,000 for the nine months ended September 30, 2001 compared with net cash of $1,575,661 for the nine months ended September 30, 2000. The increase in net cash was primarily attributable to an increase in revenues, sale of operating assets, the proceeds from the sale of common stock in a private placement and a decrease in operating costs as a result of ending the rebate program. During the nine month period ended September 30, 2001, the Company sold assets for $500,000 and purchased two companies for approximately $1,550,000 in cash and common stock. During the nine months ended September 30, 2000, the Company obtained $250,000 through the sale of equity securities in a private placement.

Events Subsequent to September 30, 2001

         In October, 2001, the Company acquired all of the capital stock of iGain, Inc. The purchase price was 1,050,000 shares of common stock. The Company agreed to repurchase, at the option of the holders, 1,000,000 shares of the common stock issued in the merger for a price at $2.60 per share (the Put Shares). The conditions for which the Company will repurchase the Put Shares is
(i) if the current Chief Executive Officer is no longer serving in that capacity, (ii) the Company conducts a public offering of its securities and receives at least $7,000,000 in proceeds, or (iii) one year from the closing date of the merger. In connection with the merger, the Company agreed to repurchase a total of 51,028 of the Put Shares within 30 days of the closing for $2.25 per share. The Company is the beneficiary of a term life insurance policy that covers the demise of the current Chief Executive Officer. The amount of the policy is $10,000,000.

         In December, 2001, we acquired the capital stock of WizardWorld, Inc. in a stock for stock merger. The purchase price was 660,000 shares of our common stock. We agreed to repurchase the common stock given in the merger in one year at a purchase price of $2.60 per share. Certain of the holders of WizardWorld preferred stock who received our common stock in the merger purchased a total of 350,000 shares of our common stock in a private placement for a total of $850,000. Such purchasers also have the right to have us reacquire the shares at $2.60 per share after one year.

         In January, 2002, we acquired the assets and assumed certain operating liabilities of Youtopia.com, Inc. The purchase price was 500,000 shares of our common stock. We also paid approximately $110,000 to remove a lien on the assets. This money is to be repaid out of the proceeds of a sale of some of the Common Stock we issued in the transaction. In connection with the transaction we hired Youtopia's Chief Executive Officer as a consultant for six months. The compensation paid to the consultant was 150,000 shares upon signing a consulting agreement and 6,667 shares per month

                                    BUSINESS

Our Business

         We are a growing company that owns and operates international e-commerce and technology businesses. Our primary business is to bring buyers and sellers together in an efficient and easy to use format and generate fees based on transactions. We are an innovator in developing proprietary technologies and processes needed for easy navigation and convenience in business-to-business and business-to-consumer environments. Our approach to customer acquisition and retention has provided us a strong following of loyal Internet users. Our technologies have provided the foundation needed for us to scale and grow our e-commerce businesses profitably across geographic regions and multiple product lines.

         The majority of our revenues are derived from commissions generated on transactions made through our two primary businesses, the 800America Network and Rothman Closeouts. The divisions share their underlying technologies and the management team responsible for company profits.

         The 800America Network: The 800America Network consists of a group of companies that provide e-commerce services.

         The 800Arnerica Network (www.800america.com), our shopping portal, is the home to many Internet shoppers. The 800America Network offers consumers a convenient way of easily navigating among hundreds of stores. We are paid a monthly commission by the retail stores included in the 800America Network of 5 to 20% on items sold on the portal. We are actively involved in determining the stores that are listed on the portal based on shopper preference. Our filtering mechanism for bringing stores into the network is based upon the preferences of our users. As of January 11, 2002, there were approximately over 250 retailers and other merchants included in the Network.

         We offer incentives to keep new and repeat visitors coming to the 800America Network site through promotions, give-aways, prizes and contests. We run television advertising to increase the number of visitors to the 800America Network. As of January 11, 2002, our portal had over 700,000 registered customers making over 300,000 transactions per month.

         The 800America Network offers other services to both its users and its vendors. Through an 800America Network subsidiary, inShop (www.inshop.com), we provide a customized mass direct mail service that alerts our inShop customers about merchandise on sale at particular stores. The stores pay us a per alert fee to include their sales in the alerts. We receive payments from the stores to send these alerts to our visitors. inShop has a rich database of consumers, and extensive relationships with stores and shoppers. The inShop model helps shoppers make smart shopping decisions by allowing its members to receive both fashion and designer sales alerts via e-mail.

         We developed and grew our customer base of Internet shoppers through our online magazine, Internet Web Guide (www.intemetwebguide.com). Our Internet Web Guide provides site reviews and articles relating to Internet shopping. The online magazine is a leading magazine on the web and is available in six languages and in several countries around the world.

         Rothman Closeouts: Rothman Closeouts operates the world's leading web-based global trading community for surplus and closeout merchandise.

         Rothman Closeouts, a member of the 800America Network (www.rothmancloseouts.com), the world's leading web-based global trading community for surplus and closeout merchandise, is a leading business to business closeout portal for manufacturers, wholesalers and retailers to sell and buy surplus inventories around the world. Through management's years of experience in closeout merchandise, Rothman has built an on-line global trading community in which buyers and sellers are brought together in an efficient and cost-effective manner to buy and sell surplus merchandise. The Rothman online platform has been used by many brick and mortar companies seeking an online distribution channel for their surplus and closeout merchandise. We believe these relationships will continue to increase as brick and mortar companies seek new ways to bring their businesses to the Internet without incurring significant start-up and operating costs.

         Rothman's business model was developed based on our management team's in-depth knowledge of the industry. Our management team has many years of industry experience and understands how buyers and sellers trade in surplus merchandise. Our understanding of the marketplace provides us a competitive edge and is reflected in the services we provide. We continue to tailor our Rothman services to reach web-based trading communities in other countries. We have expanded the Rothman services to thousands of small business owners across America. Most surplus merchandise is sold in larger lots at higher prices leaving the small business owner unable to compete with the large retailers offering closeouts. Our services allow these small business owners to aggregate their surplus merchandise so that they may share in the benefits of selling larger lots.

         Our goal is to be the "virtual closing room" for closeout merchandise around the world. Our proprietary technology automates the customer buying process and has proven instrumental in our ability to reach our goal. This technology finds and then matches buyers and sellers, and builds a fast and accurate customer buying system. This provides Rothman Closeouts with the ability to gather information on customer buying behaviors on a realtime continuous basis. The information allows Rothman Closeouts to provide valuable assistance to its customers in order to close the sale during the actual negotiation. We operate Rothman internationally and have expanded our services to the Far East, Europe and South America.

         Other Products and Services:

         Fileshooter (www.fileshooter.com), has led to the development of a revolutionary new peer-to-peer communications tool for secure, private instant Internet messaging that sends and receives any kind or size file including text, music, pictures and graphics. We acquired a 51 % ownership in Fileshooter in November 2000 and completed the acquisition for the remaining 49% in July 2001and worked with the company's existing technology to further develop the Fileshooter product.

         Fileshooter instantly sends and receives any type or size of file, including, but not limited to, text, music, pictures and graphics or any combination thereof. What makes Fileshooter different from other products is that it does not reside on any intermediary's server used in sending or receiving e-mail. Fileshooter takes a file and wraps it in an encrypted format. The file is then sent via the Internet with nothing more than an Internet Protocol (IP) address tag to the designated recipient. This innovative process allows the sender and receiver to communicate privately regardless of each others browser, e-mail product or Internet service provider. The Fileshooter file tunnels through the Internet and its myriad of routers instantly to reach the recipient.

         Fileshooter serves the need for individuals, groups and corporations to communicate with a variety of other individuals or organizations which may have different service providers and server technologies. Fileshooter offers additional flexibility to users in providing the ability to open a private chat line of communication which does not reside on any intermediary's server. The chat line is private, quick and deleted once the transmission is complete. We began marketing the software product to consumers and businesses in the third quarter of 2001.

         WizardWorld is an online marketplace where people can buy, sell or trade collectibles.

         cs-live provides real-time communications using the Internet as the delivery medium. cs-live technology enables companies with a web presence to maximize the effectiveness of the Internet with applications that provide enhanced real-time communications over the web, including live chat and rich media. cs-live provides solutions for eLearning, eMarketing, sSupport and eSurveys, brings cs-live's customers' web sites to the next level with live and interactive customer management solutions.

         The iGain platform employs an Application Service Provider (ASP) model to deliver cash rewards-based loyalty programs to its clients via both Cash Rewards and Merchant Partner application services. Clients may use the services independently or together to reward loyal customers. By modeling the relationships between clients, members, and incentive programs, iGain fully manages the distribution, tracking, and fulfillment of cash incentives. As an ASP, iGain leverages the power of the Internet to quickly and efficiently put clients' rewards programs to work. iGain loyalty programs are agile and can be launched in less than two weeks. B2B and B2C services are provided utilizing standard protocols over the Internet.

Business Strategy

         Our strategic objective is to continue to grow our business by acquiring companies with technologies that support our core business and provide tools for Internet navigation, shopping and trading convenience. The key elements of our strategy are to:

         o  continue to maximize opportunities with our existing businesses;

         o seek strategic acquisitions of synergistic companies with technologies that support our strategy and improve shareholder value;

         o acquire additional e-commerce companies and layer in our managerial expertise to expand our existing customer base and maximize profits; and

         o build upon our current infrastructure to provide technology and services that enhance the Internet shopping experience.

Intellectual Property Rights

         Our success depends upon our ability to protect our proprietary technology and operate without infringing on the proprietary rights of others. We expect to rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology. However, we do not currently hold any patents or copyrights. We hold a trademark on our Fileshooter logo and have applied for, but have not yet received, trademarks on several other tradenames we use in our business. We also own the trademark names for cs-live, iGain, WizardWorld (online use only) and Youtopia. We have patents and several pending applications. We will seek to protect the source code for our software, documentation and other written materials through trade secret and copyright laws. These legal protections provide us limited protection. Policing unauthorized use of our technology is difficult, and we may be unable to determine whether piracy of our software technology has occurred. A substantial amount of uncertainty exists concerning the application of copyright laws to the Internet, and there can be no assurance that existing laws will provide adequate protection for our original content. In addition, because copyright laws do not prohibit independent development of similar content, there can be no assurance that copyright laws will provide any competitive advantage to us. The laws of some foreign countries do not protect proprietary rights as fully as the laws of the United States. The steps we have taken to protect our proprietary rights, however, may not be adequate to deter misappropriation of all proprietary information.

         Despite our efforts to protect our proprietary rights and other intellectual property, unauthorized parties may attempt to copy aspects of our technology, obtain and use information that we regard as proprietary or misappropriate our copyrights, trademarks, trade dress or similar proprietary rights. We cannot be sure that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology or duplicate our products or design around our intellectual property rights. In addition, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving.

         We also license certain third party technology that we incorporate into our products. To our knowledge, we are not infringing any proprietary rights of third parties. However, we cannot be sure that third parties will not claim that we are. We expect that software developers will increasingly be subject to infringement claims as the number of products and competitors in our markets grows. Any claims, with or without merit, could be time-consuming for us to defend, result in costly litigation, divert our management's attention and resources, cause product development delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. If a successful claim of product infringement were brought against us and we were unable to either license the infringed or similar technology or develop alternative technology on a timely basis, our business prospects are likely to be materially adversely affected.

Sales and Marketing

         We have approximately 150 independent sale persons across China who report to our Beijing office who perform various sales and marketing functions for our new marketing efforts in Asia. See "Employees." Our marketing strategy includes the following elements:

         o  promote our 800America Network and our various brands;

         o develop niche marketing programs to attract buyers and sellers to our web-based trading community; and

         o  develop technology companies to grow their business.

Competition

         Competition in the on-line shopping industry is intense, with numerous companies competing in what is currently a highly fragmented industry. Almost all of the major national retailers have established their own web sites and are experiencing mixed results in this segment of their business. Several companies have emerged with on-line shopping portals similar to ours. Many of these companies have spent millions of dollars in advertising and marketing in an attempt to carve out a niche and establish their brand names in this highly competitive market. Few of these competitors are currently operating profitably since they expend large amounts of money for advertising in order to establish their market identities. As a result, the advertising market is becoming saturated with numerous on-line merchants, creating confusion among consumers. It is becoming more difficult for each company to differentiate its products and services from those of its rivals. We are aware that several new companies have begun to offer on-line shopping portals with a customer rebate feature. This particular niche of the on-line shopping industry is highly fragmented and there are virtually no barriers to entry into this market. We expect on-line shopping sites to proliferate. In order to compete successfully companies will have to offer more services and promotions to their customers. 800America has limited resources. As a result, it will be difficult for us to compete with these large national organizations whose financial strength is significantly greater than ours. We may not be able to compete effectively with these larger organizations. We may not be able to continue to operate profitably in the on-line shopping mall business.

         The online surplus trading community is a new, rapidly evolving market. We expect competition to intensify in the future as the barriers to entry are relatively low, and current and new competitors can launch new sites at a minimal cost using commercially available software. Depending on the product category, we compete with a number of companies serving particular categories of goods as well as those serving broader ranges of goods.

         Our Fileshooter software product competes directly with all peer-to-peer software products. We believe our product has certain competitive advantages over our current competition, but we expect competition to intensify in the future as peer-to-peer computing becomes increasingly popular in both the corporate and personal markets.

Employees

         As of January 11, 2002, we had 49 employees, including 47 full time employees and 2 additional part-time employees. We may hire additional employees in 2002, both full time and part time, if our level of operations requires an increase in our work force. In addition, our Beijing office where we have over 150 independent sales persons performing various sales and marketing functions. We opened this office after acquiring Ebiz4biz.com in February 2001.

Property

         We do not own any real property. Our corporate offices are located in Nashville, Tennessee where we lease an aggregate of approximately 2,000 square feet of space at two different sites. One site has a lease that provides for a monthly rental of $891 per month and increases 7 1/2% per year over the remaining term of the lease, which expires in December 2002. We rent the second site, without a written lease, for a monthly rental of $650.

         We maintain a sales office located in New York, New York where we lease an aggregate of approximately 1,300 square feet of space. The lease provides for a monthly rental of approximately $3,460 per month and continues until June 2005.

         Ebiz4biz.com and the cs-live operations have offices in Ottawa, Canada where the rent, is CDN $26,481 per year for a period of three years and Ebiz4biz has an office in Beijing, China where the rent, without a written lease, is $1,000 per month. The iGain subsidiary leases approximately 1,261 square feet in Fairfield, CT for approximately $1,576 per month for a one-year term ending December 2002.

Legal Proceedings

         In the normal course of our business, we are involved in various legal matters. We do not believe that any legal matter that we are currently involved with would have a material adverse effect on our business or financial condition should the matter not be decided in our favor.

Corporate History

         We were incorporated in Nevada on December 5, 1996, under the name Sport Fair Television Inc. Our plan at that time was to create and promote sports goods shows for home shopping networks transmitted via satellite or cable television. These plans did not come to fruition. On December 31, 1997, we acquired from Elizabeth Peters all the issued and outstanding common stock of Songs of the Planet Inc. in exchange for 200,000 shares of common stock. Songs of the Planet was organized in August 1997 and changed its name to World House Entertainment. At the time of the acquisition, it had limited operations. These operations primarily consisted of providing copyright administrative services to affiliates of Mrs. Peters. World House Entertainment conducted no business operations. After the acquisition Elizabeth Peters became the company's sole employee.

         In July 1999, World House Entertainment issued 10,000,000 shares of restricted common stock to acquire all of the issued and outstanding common stock of 800America, Inc. a Delaware corporation based in Nashville, Tennessee. 800America, Inc. was incorporated on March 26, 1999 for the purpose of operating an Internet shopping mall and an online magazine. 800America, Inc. was merged into the company and the company as part of the merger, changed its name to 800America.com Inc. At the same time, the company sold its wholly owned subsidiaries, World House Entertainment and Songs of the Planet, to its former owner, Elizabeth Ann Peters.

                                   MANAGEMENT

Board of Directors, Executive Officers and Significant Employees

Name                           Age       Position

David E. Rabi                  62        President, Treasurer and Director

Jacques Pate, Jr.              47        Chief Operating Officer

Bobby Walley                   61        Secretary and Director

Darvin D. Pierce               59        Director

Significant Employees

Jerry Kavoun                   47        Vice President-Chief Marketing Officer

Vincent Ren                    43        Chief Technology Officer

         Our directors are elected each year at the annual meeting of shareholders for a term of one year. Each director serves until the expiration of his term and thereafter until his successor is duly elected and qualified. Our by-laws provide that the number of directors constituting the board of directors may be increased by action of the board of directors, which may also fill vacancies on the board of directors. The current board of directors will continue to serve as directors until the next annual meeting of our shareholders. At this time, there are no committees of the board of directors.

         Our executive officers are appointed by the Board of Directors on an annual basis.

Management

         David E. Rabi has been a director since February 1997, and he has served as our President since July 9, 1999, except for an approximate 3 week period in September 2001. As President, Mr. Rabi was instrumental in leading the company to profitability. He had general management responsibility for all 800America businesses including marketing of the on-line shopping site, and publishing of the on-line Internet Web Guide Magazine. Mr. Rabi has extensive experience forming and running large complex international organizations and served as a financial and marketing consultant to various international companies in Africa and South America. From 1977 to 1990, he served as President and CEO of the Carmel Group, a multinational, privately-held corporation based in South America, with 14 international offices, sales of approximately $1.5 billion and over 6,800 employees. Mr. Rabi was instrumental in the sale of the company. His accomplishments are far reaching and are reflected throughout 800America's structure and culture. Mr. Rabi has a Bachelors Degree in Business Administration and a Masters Degree in Economics and Finance from the Sorbonne University in France.

         Jacque Pate, Jr. has been employed by us since February 1997. From 1979 to February 1997, he served as President of Jupate, Inc., a construction company. He devotes approximately 80% of his business time to the affairs of the Company. Mr. Pate holds a B.S. in Business Administration from Birmingham Southern College and a B.S. in Building Construction from Auburn University.

         Bobby Walley has been a director since February 1997, and he has served as our Secretary since August 2000 and as our President for an approximate 3 week period in September 2001. Mr. Walley owned a forestry consulting firm, Walley Consulting Co., in Hattiesburg, Mississippi for approximately 10 years prior to its sale in 1998. Since then he has been an independent consultant. Mr. Walley holds a Bachelors Degree in Business Administration, a Masters Degree in Forestry and an AAA Degree (similar to a Ph.D.) in Forestry from Mississippi State University.

         Darvin D. Pierce has been a director since February 1997. Mr. Pierce has more than 20 years experience working in the investment community. Currently, he is the co-manager of several mutual bank loan funds and since 1990 has held a senior executive position for Van Kampen Funds of Oakbrook Terrace, Illinois. In this capacity, Mr. Pierce is the Chief Analyst for $13.2 billion bank originated secured corporate loans, and is responsible for all analytic work, "due diligence" and monitoring of the portfolio; he manages 10 professional and eight clerical and accounting personnel and is responsible for the day-to-day administration, as well as the establishment and maintenance of working relationships with a number of the Syndication Desks/Personnel at major lending institutions in the United States. From 1986 to 1990 he was Senior Vice President, Chief Lending Officer, Australia and New Zealand Bank, New York, New York. From 1980 to 1986, he was the Vice President, Senior Lending Officer of the National Bank of Canada, Chicago, Illinois. Mr. Pierce has a Bachelor of Science in Finance and Economics and a Masters in Business Administration from Northwestern University.

Significant Employees

         Jerry Kavoun has held his position since November 2001. Mr. Kavoun joined us after we purchased substantially all of cs-live's assets in October 2001. He was a Vice President, General Manager and a founder of cs-live, inc. where he worked from June 2000. From September 1999 until June 2000, he worked at Atmos Corp., a SVP business development company, in which he was a founder. From September 1996 to September 1999, he worked at ChipWorld, Inc. (patent litigation support for semiconductor licensing) where he was Director, Business Development. He holds an EEE, Semiconductor Physics from Riga Polytechnical University.

         Vincent Ren has held his position since February 2001. Prior to that time he was the President, Chief Technology Officer and a Director of ebiz4Biz.com, Inc. since July 1999. We purchased ebiz4Biz in January 2001. From November 1997 until July 1999, he was a software designer for Nortel Networks. From August 1994 to November 1997, he was a software developer for Milkyways Networks Corporation. Mr. Ren holds a B.E. in Electrical Engineering from the Institute of Light Industrial Engineering, Beijing, China and an M.B.A. from the University of International Business & Economics, Beijing, China.

                             EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth, for the three years ended December 31, 2001, the compensation for services in all capacities earned by our Chief Executive Officer. There were no other officers or employees whose total annual salary, bonus and other annual compensation exceeded $ 100,000 in Fiscal 2001. As of January 16, 2002, yearly bonuses for 2001 had not been determined.

                           SUMMARY COMPENSATION TABLE

                                                                                         Securities
Name and                                                                                 Underlying
Principal Position                       Year             Salary          Bonus             Options
------------------                       ----             ------          -----             -------
David E. Rabi                            2001           $200,000           --                   -0-
         President                       2000           $120,000           --             1,000,000
                                         1999            120,000           --               250,000

Bobby Walley                             2001                -0-           --                   -0-
         President for
         approximately 3 weeks

         The following table sets forth information concerning grants of stock options to purchase shares of our Common Stock during the year ended December 31, 2001 to our President.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                Potential Realizable
                                                                                                Value At Assumed
                                                                                                Annual Rates of Stock
                                                                                                Price Appreciation for
                                                     Individual Grants                          Option Term ($)
                          --------------------------------------------------------------------------------------------
                          Number of            Percentage of
                          Securities           Total Options
                          Underlying           Granted to
                          Options              Employees In                Exercise Price
Name                      Granted              Fiscal 2000 (%)             Per Share ($)             Expiration Date
----                      -------              ---------------             -------------             ---------------
David E. Rabi                -0-                     -0-                         -0-                     --

Bobby Walley                 -0-                     -0-                         -0-                     --

         The following table sets forth information with respect to stock options exercised by our President during the fiscal year ended December 31, 2001 and stock options he held as of December 31, 2001.

            AGGREGATED OPTION/SAR EXERCISES IN LAST YEAR AND YEAR-END
                                OPTION/SAR VALUES

                     Number of
                     Securities                                                       Value of Unexercised In-
                     Underlying                      Number of Securities             the-Money Options/SARs
                     Options/SARs                    Underlying Options/SARs          at Fiscal Y/E
                     Acquired on        Value        at Fiscal Y/E (#)                Exercisable/
Name                 Exercise (#)       Realized     Exercisable/Unexercisable        Unexercisable
----                 ------------       --------     -------------------------        ------------------------
David E. Rabi        --                 --           1,000,000/0                      $2,500,000/0

Employment Agreements and Change in Control Arrangements

Rothman Employment Agreement

         We are party to an Employment Agreement with Jane Rothman effective as of March 15, 2000, providing for the employment of Ms. Rothman as manager of the prior business of Rothman Closeouts.com, Inc. as a separate division of 800America. This agreement provides for a term of employment until March 15, 2003, subject to removal with or without cause under certain circumstances. If terminated without cause, Ms. Rothman shall be entitled to the salary due and owing up until March 15, 2003. The agreement provides for an initial salary of S40,000 per year, subject to a good faith review every six months during the term of the agreement, the reimbursement of reasonable pocket expenses, and the entitlement to receive the fringe benefits on terms provided to the executive staff. Under the agreement, Ms. Rothman received a bonus of $50,000 as an inducement to enter into the employment agreement. Ms. Rothman's current annual salary is $60,000. The agreement contains conflicts of interest provisions effective during the term of her employment. The agreement also contains a covenant not to compete that survives until March 2003.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information regarding the beneficial ownership of our Common Stock as of December 31, 2001:

         o each person known by us to own beneficially more than 5% of our Common Stock;

         o  each of our directors;

         o each of our five most highly compensated officers who earned more than $ 100,000 in our last fiscal year; and

         o  all directors and executive officers as a group.

         The percentage of beneficial ownership for the table is based on 17,736,627 shares of Common Stock outstanding on January 11, 2002.

         Unless otherwise indicated below, to our knowledge, all persons and entities listed below have sole voting and investment power over their shares of Common Stock, except to the extent that individuals share authority with spouses under applicable law. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o 800America.com, Inc. 1929 S. 21st Avenue, Nashville, Tennessee 37212.

         The number of shares of Common Stock beneficially owned by each shareholder is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Common Stock over which the shareholder exercises sole or shared voting or investment power.

                                                                   Percentage
                                                 Amount of         Ownership
Name of                                          Beneficial         Before
Beneficial Owner                                 Ownership         Offering(1)
----------------                                 ---------         -----------
David E. Rabi                                  10,308,000(2)          55.0%

Jacques Pate                                      180,000(3)              *

Lazard Freres & Co.                             1,933,550              9.1%
30 Rockerfeller Plaza
61st Floor
New York, NY 10020

Darvin Pierce                                      60,000(4)              *

Bobby Walley                                       65,000(5)              *

All Executive Officers and Directors           10,613,000(6)            56%
as a group (4 persons)


*   Less than one percent.

(1) Based on a total of 17,736,627 shares of Common Stock outstanding as of January 11, 2002. This amount excludes the conversion of any other convertible securities. Excludes all of our Common Stock equivalents, including stock options, warrants and restricted stock and excludes approximately 1,866,450 shares to be issued.

(2) Includes 9,308,000 shares of Common Stock held by American Deductible, Inc., as trustee of a trust established for the benefit of the children of Mr. Rabi. Mr. Rabi does not act as trustee of the trust but has a power of attorney to act on behalf of said trust and may be deemed to have direct voting control of the Common Stock held in the trust. Also includes options to purchase 1,000,000 shares of Common Stock.

(3) Includes options to purchase 80,000 shares of Common Stock.

(4) Includes options to purchase 35,000 shares of Common Stock.

(5) Includes options to purchase 40,000 shares of Common Stock.

(6) Includes options to purchase 1,155,000 shares of Common Stock.

                            SELLING SECURITY HOLDERS

         The table below sets forth information concerning the sale of shares of Common Stock by the Selling Security Holders. We will receive a portion of the proceeds from the resale of the common stock by Intelligent Web Technologies and RXS, Inc.

         When we purchased the assets of Intelligent Web Technologies, Inc., we advanced funds to certain of their creditors in order to be able to take the assets free and clear of any liens or encumbrances. The total amount of the advances is approximately $325,000. Likewise, when we purchased assets from RXS, Inc., we had to pay a lienholder (a bank) to take the assets free and clear. The amount we paid to remove the lien was approximately $110,000. RXS, Inc. agreed to reimburse us for this amount.

         The following table also sets forth the name of each person who is offering shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common shares that are issuable upon the exercise of outstanding options, warrants, convertible Preferred Stock or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Security Holder's percentage ownership of outstanding common shares.

                                          Shares Beneficially             Shares              Shares Beneficially
                                                 Owned                    Offered            Owned After Offering
              Selling                         Prior to the                  For                 If All Offered
        Security Holder(1)                      Offering                 Sale (2)             Shares Are Sold (2)
-----------------------------------      ---------------------       ----------------       -----------------------
               Name                         Number of Shares            Percentage             Number of Shares
               ----                         ----------------            ----------             ----------------
            Aliza Gold                           27,500                   27,500                      -0-
             Joel Gold                          247,500                  137,500                    110,000
             Leah Gold                           37,500                   41,250                      -0-
       Rochelle Gold Genack                      27,500                   27,500                      -0-
            Tanya Gold                           41,250                   41,250                      -0-
          Marin Molinsky                         55,000                   55,000                      -0-
           Linda Neuman                          27,500                   27,500                      -0-
          Victor Molinsky                        16,500                   16,500                      -0-
     Carole and Robert Juranek                   27,500                   27,500                      -0-
         EH&P Investments                        27,500                   27,500                      -0-
        Bryan Simmons, Jr.                       27,500                   27,500                      -0-
  The Equity Group Profit Sharing               110,000                  110,000                      -0-
           Plan & Trust
      Sam and Tova Wielschner                     8,250                    8,250                      -0-
      Alice C. Tate Roth IRA                     27,500                   27,500                      -0-
Isacc J. Buchen and Gail B. Buchen               13,750                   13,750                      -0-
          Allen Conkling                          5,500                    5,500                      -0-
            Evan Genack                          82,500                   82,500                      -0-
Schneur Genack and Rachella Genack               27,500                   27,500                      -0-
Intelligent Web Technologies, Inc.              450,000                   80,000                    370,000
             RXS, Inc.                          500,000                  150,000                    350,000

(1) Except as described below, no Security Holders have held any position or office, or has had any material relationship with us or any of our affiliates within the past three years. Mr. Jerry Kavoun, our Vice President-Chief Marketing Officer, was a founder of Intelligent Web Technologies, Inc. Ms. Randi Schinler is a consultant for us and she is the Chief Executive Officer and a shareholder of RXS, Inc.

(2) Assumes no sales are affected by the Security Holders during the offering period other than pursuant to this offering and that all shares offered will be issued and sold.

                              PLAN OF DISTRIBUTION

         The Selling Security Holders and any of their pledges, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the Selling Security Holders will sell any or all of the Common Stock in this offering. The Selling Security Holders may use any one or more of the following methods when selling shares:

         o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

         o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

         o Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.

         o An exchange distribution following the rules of the applicable exchange.

         o  Privately negotiated transactions.

         o  Short sales or sales of shares not previously owned by the seller

         o Broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share.

         o A combination of any such methods of sale or any other lawful method.

         o  The Selling Security Holders may also engage in:

         o Short selling against the box, which is making a short sale when the seller already owns the shares.

         o Buying puts, which is a contract whereby the person buying the contract may sell shares at a specified price by a specified date.

         o Selling under Rule 144 under the Securities Act, if available which it is currently not, rather than under this Prospectus.

         o Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the shareholder.

         o Pledging shares to their brokers under the margin provisions of customer agreements. If a selling Security Holder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

         Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from Selling Security Holders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. in such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the Selling Security Holders and their officers, directors, employees and agents, and each person who controls any Selling Security Holder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each Selling Security Holder has agreed to indemnify the Company and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

         If we are notified by the Selling Security Holder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the Selling Security Holder and the broker-dealer.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On July 9, 1999, 800America, Inc., a Delaware corporation, was merged into 800America.com, Inc. As part of the Agreement and Plan of Merger, we issued 10,000,000 shares of our Common Stock to the three shareholders of 800America, Inc. We also changed the name of the company to 800America.com, Inc. Of the restricted shares of Common Stock issued pursuant to the merger, 9,358,000 shares of Common Stock were issued to American Deductible, Inc. American Deductible, Inc. is a trust established for the benefit of the children of Mr. Rabi, our President and a director of 800America and the former president and controlling shareholder of 800America, Inc. Mr. Rabi does not act as trustee of the trust but holds a power of attorney on behalf of the trust and may be deemed to hold direct voting control of such shares.

         In February 2000, we issued to David E. Rabi a total of 1,000,000 stock options under our Stock Option Plan. In April 2000, we issued to Jane Rothman a total of 200,000 shares of Common Stock in connection with the acquisition of Rothmancloseouts.com. She may sell 60,000 shares at June 2001, 60,000 shares at June 2002 and 80,000 shares at June 2003. In September 2000, we issued to Ms. Rothman a total of 50,000 stock options under our Stock Option Plan.

         In August 2001, we purchased all of the capital stock of Universal Payment Systems, Inc. from our President, Mr. David E. Rabi. The purchase price was $1.00.

                         SHARES ELIGIBLE FOR FUTURE SALE

General

         We have outstanding 17,736,627 shares of our Common Stock, at January 11, 2002. Of these shares, approximately 3,000,000 shares of Common Stock are freely tradable in the public market without restriction under the Securities Act, unless these shares are held by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

         The remaining 14,733,821 shares of our Common Stock are "restricted shares". We issued and sold these restricted shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under the Securities Act.

Stock Option Plan

         Our Board of Directors adopted, and our shareholders approved, our Stock Option Plan, on November 15, 1999 and November 24, 1999, respectively. The purpose of the Stock Option Plan is to attract and retain directors, officers, other employees and consultants of 800America and its subsidiaries and to provide such persons with incentives to continue in the long-term service of 800America and its subsidiaries and to create a more direct interest in the future success of the operations of 800America by relating incentive compensation to increases in shareholder value. The Stock Option Plan is divided into three separate programs:

         o The Discretionary Stock Option Grant Program under which eligible persons may, at the discretion of the Committee or the Board, be granted Stock Options.

         o The Restricted Stock Program under which eligible persons may, at the discretion of the Committee or the Board, be granted rights to receive shares of Common Stock, subject to certain restrictions; and

         o The Supplemental Bonus Program under which eligible persons may, at the discretion of the Committee or the Board, be granted a right to receive payment, in cash, shares of Common Stock, or a combination thereof, of a specified amount.

         Persons eligible to participate in the Stock Option Plan include employees of 800America or a subsidiary, members of the board, and consultants and other independent advisors who provide services to 800America or a subsidiary. The Stock Option Plan is administered by the Board of Directors. The initial aggregate number of shares of Common Stock that may be issued under the plan is 2,000,000, which increases annually based on the number of outstanding shares of Common Stock. Management expects to propose an increase in the number of shares that may be issued under the plan.

         Upon an acquisition, shareholder-approved merger or consolidation, a change in a majority of the members of the board, or the sale, transfer or other disposition of all or substantially all of the assets of 800America, all outstanding stock options, restricted stock and supplemental bonuses shall become immediately exercisable. Upon a change of control (as defined in the Stock Option Plan) of 800America, options become fully exercisable, and restrictions on restricted shares lapse. Our Board of Directors may amend or modify the plan at any time subject to any required shareholder approval. No such amendment or modification shall adversely affect the rights and obligations with regard to awards outstanding under the plan at the time of such amendment or modification, unless the participant consents to such amendment or modification. The plan will terminate upon the earliest of (i) ten (10) years after the effective date of the plan or (ii) the termination of all outstanding awards in connection with a change in control. Upon such plan termination, all outstanding awards shall thereafter continue to have force and effect in accordance with the provisions of the documents evidencing such awards.

         As of January 11, 2002, we have granted a total of 2,420,000 stock options under the Stock Option Plan, primarily to the officers and directors and employees of 800America.

Rule 144

         In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares for at least one year would be entitled to sell in any three-month period up to the greater of:

         o  1% of the then-outstanding shares of our Common Stock; and

         o the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

         Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about us. As we are not current in our reports to the SEC, the use of Rule 144 is of limited use to our shareholders.

Rule 144(k)

         Under Rule 144(k), a person who has not been one of our affiliates during the preceding 90 days and who has beneficially owned the restricted shares for at least two years is entitled to sell them without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

         In general, Rule 701 permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the holding period provision of Rule 144.

                          DESCRIPTION OF CAPITAL STOCK

General

         The following summary of certain provisions of our Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, our Articles of Incorporation and by-laws.

         We are authorized by our Amended and Restated Articles of Incorporation to issue an aggregate of 50,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, which preferred stock may be issued with the rights, designations and privileges, including redemption and voting rights, as our board of directors may, from time to time, determine. As of January 11, 2002, there were 17,736,627 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

Common Stock

         Each holder of Common Stock is entitled to one vote per share and, subject to the rights of the holders of any Preferred Stock we may issue in the future, to receive dividends when and as declared by our Board of Directors, and to share ratably in our assets legally available for distribution in the event of our liquidation, dissolution or winding up. Holders of our Common Stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights. In the event we were to elect to sell additional shares of our Common Stock following this offering, investors in this offering would have no right to purchase these additional shares. As a result, their percentage equity interest in us would be diluted. Holders of the Common Stock do not have cumulative voting rights, which means that the holders of more than half of the outstanding shares of Common Stock can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares would not be able to elect any directors. Our Board of Directors is empowered to fill any vacancies on the Board of Directors. Except as otherwise required by Nevada law, all shareholder action is taken by vote of a majority of the outstanding shares of Common Stock voting as a single class present at a meeting of shareholders at which a quorum, consisting of a majority of the outstanding shares of our Common Stock, is present in person or by proxy.

Preferred Stock

         We are authorized by our Amended and Restated Articles of Incorporation to issue a maximum of 5,000,000 shares of Preferred Stock, in one or more series and containing the rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by our Board of Directors. Preferred Stock may be issued in the future in connection with acquisitions, financings or any other matters as the Board of Directors deems to be appropriate. The effect of the Preferred Stock is that our Board of Directors alone, within the bounds and subject to the federal securities laws and the Nevada General Corporation Law, may be able to authorize the issuance of Preferred Stock, which could have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholders and may adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

Indemnification

         Under the Nevada General Corporation Law, a director, officer, employee or agent of a Nevada corporation may be entitled to indemnification by the corporation under certain circumstances against expenses, judgements, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation.

         We are obligated under our Amended and Restated Articles of Incorporation to indemnify any of our present or former directors, officers, employees and agents of 800America, or anyone who is or was serving at the request of 800America as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. This indemnification applies to any of the foregoing persons who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Indemnification is available if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of 800America and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Amended and Restated Articles of Incorporation do not permit indemnification for any claim, issue or matter as to which such person has been adjudged by a court to be liable to 800America or for amounts paid in settlement to 800America, unless and only to the extent that the court or other court of competent jurisdiction determines upon application that, in view all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which the court deems proper. Our Amended and Restated Articles of Incorporation provide for indemnification against expenses, including attorneys' fees, actually and reasonably incurred by any covered person in his defense. 800America may also advance expenses consistent with the provisions of the applicable Nevada law.

         The Nevada General Corporation Law, also permits a corporation to limit the personal liability of its officers and directors for monetary damages resulting from a breach of their fiduciary duty to the corporation and its shareholders. Our Amended and Restated Articles of Incorporation do not provide such a limitation.

         Our Amended and Restated Articles of Incorporation and By-laws provide that indemnification is not exclusive of any other rights these persons may otherwise have under contract or by law. The indemnification will apply to the actions of these persons in their official or action in another capacity while holding office, except that indemnification, unless order by a court for actions by or in the right of 800America or for the advancement of expenses of any director or officer, may not be made to or on behalf of any officer or director if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. This indemnification will also continue as to a person who has ceased to be a director, officer, employee or agent, and the benefit of the indemnification will pass to that person's heirs, executors and administrators.

Transfer Agent

         The transfer agent and registrar for our Common Stock is Interwest Transfer Company, Inc.

                                     EXPERTS

         The consolidated financial statements of 800America.com, Inc. at December 31, 2000 and 1999 appearing in this Prospectus have been audited by Jack F. Burke, Jr., CPA, independent auditor as set forth in the report thereon, appearing elsewhere in this Prospectus and are in reliance upon such report given upon the authority of such auditors as experts in accounting and auditing.

                                  LEGAL MATTERS

         Legal matters concerning the issuance of shares of common stock offered in this Prospectus will be passed upon by John L. Thomas, Esquire, Moorestown, New Jersey. Mr. Thomas beneficially owns options to purchase 50,000 shares of the Company's Common Stock.

                           OTHER AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933 Act with the Commission in connection with the securities offered by this Prospectus. This Prospectus does not contain all of the information that is in the registration statement, you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         Information about the public reference room is available from the Commission by calling 1-800-SEC-0330.

         The Commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the site is www.sec.gov. Visitors to the site may access such information by searching the EDGAR archives on this web site.

         You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with any information that is different.

         The Selling Security Holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted.

         The information contained in this Prospectus is accurate only as of the date of this Prospectus.

                              FINANCIAL STATEMENTS

         Our Financial Statements begin on Page F-1.

                          INDEX TO FINANCIAL STATEMENTS

                              800America.com, Inc.

                        Consolidated Financial Statements

                                December 31, 2000



                                                                            Page
                                                                            ----
Review Report of Independent Auditor........................................ F-2

Balance Sheet............................................................... F-3

Income Statement............................................................ F-4

Stockholder's Equity........................................................ F-5

Cash Flow Statement......................................................... F-6

Notes to Reviewed Financial Statements............................ F-7 thru F-11





                              800America.com, Inc.

                   Condensed Consolidated Financial Statements

                    For Nine Months Ended September 30, 2001



                                                                            Page
                                                                            ----
Balance Sheet.................................................... F-12 thru F-13

Income Statement........................................................... F-14

Cash Flow Statement........................................................ F-15

Notes to Condensed Consolidated Financial Statements............. F-16 thru F-17

                               Jack F. Burke, Jr.
                           Certified Public Accountant
                                 P. O. Box 15728
                         Hattiesburg, Mississippi 39404


Independent Auditors' Report
Board of Directors and Stockholders

I have audited the accompanying balance sheet of 800America. Com, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of earnings, comprehensive earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, such financial statements present fairly, in all material respects, the financial position of 800America. Com, Inc. as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

Sincerely,

Jack F. Burke, Jr. February 21, 2001

                              800America. Com, Inc.
                                  Balance Sheet
                                   December 31

                            Assets                                       2000                    1999
                                                                         ----                    ----
Current Assets
       Cash                                                           $ 2,117,746             $   392,564
       Accounts Receivable                                                995,634                 528,802
       Allowance for Doubtful Accounts                                   (139,000)                (66,000)
       Prepaid Advertising                                                 75,000                 121,600
       Deposit on Equipment                                                     0                  94,000
       Advances                                                            47,749                  22,440
       Deferred Tax Asset                                                  47,260                    --
                                                                      -----------             -----------

Total Currents                                                          3,144,389               1,093,406
                                                                      ===========             ===========

Property and Equipment
       Equipment                                                          743,831                 219,308
       Software                                                           887,150                 157,399
       Auto                                                                20,738                  20,738
                                                                      -----------             -----------

       Accumulated Depreciation                                          (567,832)                (88,019)

Net Property and Equipment                                              1,083,887                 309,426
                                                                      -----------             -----------

Other Assets
       Intangible Assets,                                                 193,333                    --
                                                                      -----------             -----------

Total Other Assets                                                        193,333                    --
                                                                      -----------             -----------

Total Assets                                                            4,421,609               1,402,832
                                                                      ===========             ===========


             Liabilities and Stockholders' Equity

Current Liabilities
       Accounts Payable - Trade                                            24,946                   8,995
       Rebates Payable                                                          0                 330,551
       Income Tax Payable                                                 386,872                 117,973
                                                                      -----------             -----------

Total Current Liabilities                                                 411,818                 457,519
                                                                      ===========             ===========

Stockholder's Equity
       Preferred Stock $0.001 Par Value
          5,000,000 Shares Authorized 0 Issued                                  0                       0
       Common Stock $0.001 Par Value
          50,000,000 shares Authorized At $0.001 Par Value
          13,412,000 Shares December 31, 2000,
          12,250,000 Shares December 31, 1999,
          Issued and Outstanding
       Additional Paid in Capital                                          13,412                  12,250
Retained Earnings (Deficit)                                             1,943,134                 952,312
                                                                        2,053,245                 (19,249)
                                                                      -----------             -----------
Total Stockholders' Equity
                                                                        4,009,791                 945,313
                                                                      -----------             -----------

Total Liabilities and Stockholders Equity                             $ 4,421,609             $ 1,402,832
                                                                      ===========             ===========

                The Accompanying "Notes to Financial Statements"
               Are An Integral Part of These Financial Statements

                                Income Statement
                           For Years Ended December 31

                                                    2000                   1999                   1998
                                                    ----                   ----                   ----
Revenues                                         $15,980,529            $ 3,283,575            $    27,398
                                                 -----------            -----------            -----------
Cost and Expenses
     Advertising                                   1,878,318                397,738                     --
     Rebates                                       8,913,351              2,135,668                     --
     Bad Debts                                       270,795                 66,000                  9,199
     Depreciation and Amortization                   486,480                 88,019                     --
     Consulting                                      313,204                   --                       --
     Other Operating Expense                       1,004,481                320,980                 82,594
                                                 -----------            -----------            -----------

              Total                               12,866,629              3,008,405                 91,793
                                                 ===========            ===========            ===========

Operating Income (Loss)                            3,113,900                275,170                (64,395)
                                                 -----------            -----------            -----------

Other Income (Expense)
     Interest Income                                  26,243                  5,810                 10,699
     Interest Expense                                     --                     --                (17,160)
                                                 -----------            -----------            -----------


Total Other Income (Expense)                          26,243                  5,810                 (6,461)
                                                 -----------            -----------            -----------


Income (Loss) Before Income Tax                    3,140,143                280,980                (70,856)

Net Income (Loss)                                  1,067,649                 95,533                     --
                                                 -----------            -----------            -----------


Basic Earnings Per Share Common Stock            $      0.16            $      0.03            $     (0.10)


Basic Weighted Average Common Shares
     Outstanding                                  12,721,359              6,243,132                700,000

Diluted Earnings Per Share Common
     Common Stock                                $      0.14            $      0.03                     --

Basic Weighted Average
     Common Shares                                14,371,359              6,432,989                     --

                The Accompanying "Notes to Financial Statements"
               Are An Integral Part of These Financial Statements

                              800America. Com, Inc.
                         Changes in Stockholders' Equity
                  Years Ended December 31, 2000, 1999 and 1998

                                              Common         Common        Additional                         Total
                                              Stock          Stock          Paid In         Retained       Stockholders'
                                              Shares         Amount         Capital         Earnings          Equity

Balance December 31, 1997                      700,000     $       700     $     9,464     $  (133,840)    $  (123,676)
Services Contributed by Stockholder
     At Fair Value                                  --              --          12,000              --          12,000
Office Space Contributed by Stockholder
     At Fair Value                                  --              --           6,000              --           6,000
Deferred Offering Cost                              --              --         (21,395)             --         (21,395)
Net Loss From Year Ended
     December 31, 1998                              --              --              --         (70,856)        (70,856)
                                           -----------     -----------     -----------     -----------     -----------
Balance December 31, 1998                      700,000     $       700     $     6,069     $  (204,696)    $  (197,927)
Sale of Common Stock
     At $2.50 per share pursuant to
     Initial Public Offering Net of
     Offering Cost March 31, 1999               80,000              80         198,713              --         198,793
Services and Rental Space
     Contributed by Office                          --              --           9,000              --           9,000
Common Shares Issued Pursuant
     To Merger July 9, 1999                 11,170,000          11,170         (11,170)             --              --
Common Shares Sold July 9, 1999                300,000             300         499,700              --         500,000
Additional Paid in Capital
     November 2, 1999                               --              --         250,000              --         250,000
Net Profit Year Ended
     December 31, 1999                              --              --              --         185,447         185,477
                                           -----------     -----------     -----------     -----------     -----------
Balance December 31, 1999                   12,250,000          12,250         952,312         (19,249)        945,313
Common Stock Sold
     January 14, 2000                          250,000             250         249,750              --         250,000
Common Stock Issued Pursuant
     To Purchase June 30, 2000                 200,000             200         199,800              --         200,000
Common Stock Issued
     For Services                               12,000              12          11,988              --          12,000
Common Stock Sold
     October 26, 2000                          700,000             700         529,284              --         529,984
Net Profit for Year Ended
     December 31, 2000                              --              --              --       2,072,494       2,072,494
                                           -----------     -----------     -----------     -----------     -----------
Balance December 31, 2000                   13,412,000     $    13,412     $ 1,943,134     $ 2,053,245     $ 4,009,794
                                                           ===========     ===========     ===========     ===========

                The Accompanying "Notes to Financial Statements"
               Are An Integral Part of These Financial Statements

                              800America.Com, Inc.
                             Statement of Cash Flows
                            Years Ended December 31,

                                                          2000                   1999                     1998
                                                          ----                   ----                     ----
Cash Flows From Operating Activities
Net Income (Loss)                                      $ 2,072,494             $   185,447             $   (70,856)
Adjustments to Reconcile Net Income
To cash Provided (Used) by Operation
Depreciation and Amortization                              486,480                  88,019                   8,534
Stock Issued for Public Relations Expense                   12,000
Increase in Provision for Doubtful Accounts                 73,000                  66,000                      --
Accounts Receivable (Increase)                            (466,832)               (528,802)                     --
Prepared Advertising (Increase) Decrease                    46,000                (121,600)                     --
Deferred Tax Asset (Increase)                              (24,820)                (22,440)                     --
Accounts Payable Increase (Decrease)                        15,951                 (18,248)                 35,492
Rebates Payable Increase (Decrease)                       (330,551)                330,551                      --
Income Tax Payable Increase (Decrease)                     268,899                 117,973                      --
Other Liabilities Increase (Decrease)                           --                      --                  18,000
                                                       -----------             -----------             -----------
Net Cash Provided (Used) by Operations                   2,153,221                  96,899                  (8,830)
                                                       -----------             -----------             -----------
Cash Flows From Investment Activities
Deposit on Equipment Increase (Decrease)                    94,000                 (94,000)                     --
Advances Increase (Decrease)                               (47,749)                     --                      --
Equipment Purchase                                        (524,523)               (222,747)                 (1,321)
Software Purchases                                        (729,751)               (157,399)                     --
                                                       -----------             -----------             -----------
Net Cash (Used) By Investment Activity                   2,153,221                  96,899                  (8,830)
                                                       -----------             -----------             -----------
Cash Flows From Financing Activities
Notes Payable Increase (Decrease)                               --                (157,500)                     --
Other Liability Increase (Decrease)                             --                 (31,059)                     --
Sale of Previously Unissued Common Stock                   779,984                 957,793                      --
Net Process from Notes Payable                                  --                      --                   3,019
                                                       -----------             -----------             -----------
Net Cash Provided by Financing Activity                    779,984                 769,234                   3,019
                                                       -----------             -----------             -----------
Net Cash Increase (Decrease)                             1,725,182                 391,987                  (7,132)

Beginning Cash Balance                                     392,564                     577                   7,709
                                                       -----------             -----------             -----------

Ending Cash Balance                                      2,117,746                 392,564                     577
                                                       ===========             ===========             ===========

                The Accompanying "Notes to Financial Statements"
               Are An Integral Part of These Financial Statements

                          Notes to Financial Statements

Note 1 - Business and Significant Accounting Policies

         Nature of Operations - 800America. Com, Inc. ( A Nevada Corporation) is a diversified Internet Company located in Nashville, TN. The Company owns and operates ten web sites in different fields. Among them is a shopping portal for over 305 nationally known stores, Rothmancloseouts.com a global site where buyers and sellers match their surplus merchandise, recently affiliated with Chinese markets, Steeplehouse.com an auction house of fine art, Inde4U.com for the independent artist, Fileshooter.com is one of the best software for transferring data and messages on the Internet bypassing providers, 21st Ave. Productions, which designs and builds web sites and BtoB sites and Internet Web Guide Magazine, a widely read magazine online with readership around the world. All sites are automated with all transactions handled by computers.

         Cash and Cash Equivalents - The Company's cash consist of unrestricted checking and saving accounts. The Company does not have any cash equivalents.

         Accounts Receivable - Allowance for Doubtful Account - The Company has established an allowance for doubtful accounts that its management indicates is reasonable.

         Property, Plant and Equipment - Property, plant and equipment is recorded at cost. Maintenance and repairs expenditures are charged to expense when incurred. The accelerated method of depreciation is used with equipment over a useful life of five years and straight line depreciation over three years is used for software purchased.

         Intangibles - Goodwill, trademarks and other intangibles arising from acquisition are being amortized over fifteen years.

         Revenue Recognition - The Company recognizes revenues when a transaction is completed on one of its web sites and a commission to the Company is generated.

         Advertising Expense - Advertising cost is expensed in the year the advertising takes place. Prepaid advertising is recognized when such services have been paid for but not yet used at the end of the period.

         Income Taxes - Deferred income taxes result from temporary differences between financial and tax reporting. A net operation loss from a pre-merger year was not allowed against taxable income.

         Use of Estimates - The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

         Other Comprehensive Income - There are no attributes of other comprehensive income. Net income and other comprehensive income are the same.

         Restatement of Prior Year - The statements ending December 31, 1999 were restated to reflect a deferred tax asset of $22,400 due to a temporary timing difference in the balance sheet with a reduction of the same amount in the statement of income. The adjustment did not change earnings per share as originally presented.

Note 2 - Acquisitions

Merger With 800 America Inc. - The Company's merger consummated at July 7, 1999 qualified as a tax free reorganization and was accounted for as a pooling of interest. World House Entertainment, Inc. was not a significant component of the merger. 800 America Inc. was merged into the Company and its name was changed to 800America. Com, Inc.. Ten million (10,000,000) shares of common stock were issued to 800 America Inc. stockholders and one million nine hundred fifty thousand (1,950,000) shares were issued to World House Entertainment, Inc. shareholders. Pursuant to the agreement the former shareholders of World House Entertainment, Inc. then purchased 300,000 shares of stock for $500,000.

Purchase of Rothman Closeouts - The Company acquired Rothman Closeouts, an Internet sales site and accounted for the transaction as a purchase. The Company issued 200,000 shares at a value of $200,000 in the transaction. Income from Rothman has been included in income from June 26, 2000. Assets acquired were intangible assets including a web site and customer base, which will be amortized over fifteen years.

Note 3 - Financial Instruments

         Fair Value - The carrying value of cash accounts receivable, accounts payable, and customer rebates approximates fair value.

         Concentrations of Credit Risk - Financial instruments that potentially subject the Company to credit risk include cash on deposit at a financial institution in the amount of $2,117,746 and $392,564 at December 31, 2000 and 1999 respectively, which is Federally Insured up to $100,000. The Company has extended unsecured credit to regular customers of $995,634 December 31, 2000 and $528,802 at December 31, 1999. The Company has additionally established an allowance for doubtful accounts of $139,000 against its receivables. The Company does not require collateral to support financial instruments subject to credit risk. The Company directly wrote off $197,795 of accounts during the year.

Note 4 - Related Party Transactions

         The Company, 800 America Inc., acquired its beginning operations from a related company Internet Web Guide, Inc. Internet Web Guide, Inc. developed the web site and collected income from subscribers and from stores. 800 America, Inc. and Internet Web Guide, Inc. agreed that Internet Web Guide, Inc. cost for developing the business was equal to income collected of $127,000. The purchase price was allocated as follows:

         Equipment                                 $ 70,000
         Fixtures                                    10,000
         Web Site                                    10,000
         Subscriber Base                             37,000
                                                   --------
         Total                                     $127,000

         Compensation paid majority Stockholder and Chief Operating Officer was $75,000 and $85,000 for the years ended December 31, 2000 and 1999 respectively. Additional services contributed by stockholders' were $6,000 and $18,000 for the year ended December 31, 1999 and 1998 respectively.

Note 5 - Supplemental Cash Flow Information

For years ended             12/31/2000        12/31/1999           12/31/1998
                            ----------        ----------           ----------
Interest Paid                       0                 0              $17,160
Income Tax Paid              $856,305                 0                    0

Note 6 - Non Cash Transaction
Services Contributed by Stockholder             --           --       $12,000

Office Space contributed (Fair Value)            0       $6,000       $ 6,000

  200,000 shares Common Stock
    was issued for the purchase of
    Rothman Closeouts                     $200,000           --            --

  12,000 shares Common "Stock was
    issued for Public Relations
    Services                              $ 12,000           --            --

Note 7 - Stock Option Plan

         The Company started a stock option plan (the Plan) which provides for the granting of incentive stock options to all full time employees as well as non qualified options to non employee directors and consultants. The Plan is designed so that options under the Plan are granted at 100% of Fair Market Value at date of grant date. The average price of the shares under options is $1.75 per share. The following summarize the options granted exercised and outstanding:


December 31                              2000               1999         1998
-----------                              ----               ----         ----

Options outstanding
     Beginning of year                 1,650,000                 0         0
Granted                                        0         1,650,000         0
Exercised                                      0                 0         0
Options outstanding End of year        1,650,000         1,650,000         0

                     No compensation results from the grant.

Note 8 - Income Tax

         The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS109) is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates .

         The deferred tax asset account resulted from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax. The components of the net deferred income tax asset are as follows:

                                            2000                1999
                                            ----                ----

Provisions for Doubtful Accounts           $24,820            $22,440

Income Taxes are:
                                   2000                1999          1998
                                   ----                ----          ----

Current Tax Expenses           $ 1,092,469         $   117,973       $   0
Deferred Tax Benefit               (24,820)            (22,400)          0
                               -----------         -----------       -----
Provision for Income Tax       $ 1,067,649              95,573       $   0

         The provision for income taxes and the reconciliation between federal income taxes at the statutory effective rates are as follows:

                                                    2000                        1999                  1998
                                                   Amount           %          Amount         %      Amount          %
Federal Income Tax at Statutory Rate             $1,067,649       34.0        $95,533       34.0   ($24,091)      (34.0)
Non Deductible Net Operating Loss From Merger                                                        24,091        34.0
                                                 ----------       ----        -------       ----    -------        ----
Provisions for Income Taxes                      $1,067,649       34.0       $95,533        34.0   $      0           0

         Operating Leases - Lease expense for the year ended December 31, 2000 was $25,465 and for the year ended December 31, 1999 was $17,500. The Company leased facilities at 1301 Mt. Juliet Road for $698 per month and increasing 7 1/2% in each of the next two years. The Company has leased additional facilities at 1929 21st Street, Nashville on a month to month lease at $650 per month. The Mt. Juliet lease expires at December 2002.

                                     1301 Mt Juliet Road
                                        Mt Juliet, TN
1st Year                                   $ 9,576
2nd                                        $10,294

The Company also leases a T3 line from Bell South for $11,275 per month. The lease expires May 2002.

                  1st Year 2001          $ 135,300
                  2nd Year 2002          $  56,375

Note 9 -          Agreement to Acquire Subsidiaries
                  Legal Matters

         The Company agreed on October 27, 2000 to acquire Inshop.com, Inc.("InShop") (A Delaware Corporation). The Company agreed to issue 1,817,943 shares of its previously unissued stock in the purchase. The transaction to take place in early 2001.

         The proforma results of the acquisition are as follows:

                                   800America.com, Inc.      Inshop.com, Inc.         Combined
                                   --------------------      ----------------         --------
Current Assets                        $3,144,389               $        0            $3,144,389
Property and Equipment
     Net of Accumulation
     Depreciation                      1,083,887                  373,455              1,45,342
Intangible Assets
     Net                                 199,333                1,694,488             1,887,821
                                      ----------               ----------            ----------

Total Assets                           4,421,609                2,067,943             6,489,552
                                      ----------               ----------            ----------

Current Liabilities                      411,818                  250,000               661,818
                                      ----------               ----------            ----------

Common Stock                              13,412                    1,818                15,230
Additional Paid in Capital             1,943,134                1,816,125             3,759,259
Retained Earnings                      2,053,245                        0             2,053,245
                                      ----------               ----------            ----------

Total Stockholders' Equity             4,009,791                1,817,943             5,582,734
                                      ----------               ----------            ----------

Total Liabilities &
     Stockholders' Equity             $4,421,609               $2,067,943            $6,489,552
                                      ----------               ----------            ----------

         Because InShop was not operational during the last year no proforma income statement - data can be provided.

         InShop is involved in the following litigation.

         A Summons and Complaint in an action titled against 800America.Com, Inc. and InShop com, Inc. has been served on InShop. The damages asked for are $219,429. The action is pending in the Supreme Court of the State of New York, County of New York. There has been no activity in this litigation beyond the service of the Summons and Complaint on InShop. The Company intends vigorously to defend this litigation.

         A summons and complaint in an action seeking a consulting fee of $25,000 has been served on InShop. The action is pending in the Civil court of the City of New York. The Company intends to vigorously to defend the litigation.

         Because of the early stages of the litigation referred to in the preceding two paragraphs, and due to the contingencies of litigation, the Company is precluded from providing any estimate at this time as to amounts which the plaintiffs might recover should the Company and InShop fail successfully to defend their positions.

         On January 30, 2001, the Company commenced an action for breach of contract. The action is pending in the Supreme Court of the State of New York, County of New York. The issue was the Company's agreement to purchase another company. The target company subsequently refused to comply with the agreement. The Company is asking $2,000,000 in damages.

                              800America.com, Inc.
                      Condensed Consolidated Balance Sheet
                                    Unaudited
                    September 30, 2001 and December 31, 2000

                                                                    September 30, 2001        December 31, 2000
ASSETS
Current Assets
         Cash in Bank                                                   $  9,107,264             $  2,117,746
         Accounts Receivable                                                 212,907                  995,634
         Allowances for Doubtful Accounts                                   (154,000)                (154,000)
         Prepaid Advertising                                                  75,000
         Due from Affiliate                                                   47,749
         Deferred Tax Asset                                                   47,260                   47,260
                                                                        ------------             ------------
         Total Current Assets                                              9,213,431                3,144,389
                                                                        ------------             ------------

Property and Equipment
         Equipment                                                           852,562                  743,831
         Software                                                          2,377,150                  887,150
         Auto                                                                 20,738                   20,738
                                                                        ------------             ------------
                                                                           3,250,450                1,651,719
         Accumulated Depreciation                                         (1,145,034)                (567,832)
                                                                        ------------             ------------

         Total Property and Equipment                                      2,105,416                1,083,887
                                                                        ------------             ------------

Other Assets
         Intangible Assets (Net)                                             176,666                  193,333
         Investment iGain, Inc.                                               50,000
         Investment - UPS                                                          1
         Note Receivables Stockholders'                                       82,818
         Investment Inshop                                                   174,395
         Other Assets                                                        132,500
                                                                        ------------             ------------

Total Other Assets                                                           616,380                  193,333
                                                                        ------------             ------------

Total Assets                                                              11,935,227                4,421,609
                                                                        ============             ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
         Accounts Payable Trade
         Accrued Expenses
         Income Tax Payable
         Due on Purchase

         Total Current Liabilities

Stockholders' Equity Preferred Stock No Par Value
         5,000,000 Shares Authorized
         0 Issued Common Stock - 0.0001 Par Value
         50,000,000 Shares Authorized
         13,412,999 Shares Outstanding at December 31, 2000
         16,162,943 Shares Outstanding at September 30, 2001
         Additional Paid in Capital Retained Earnings

Total Liabilities and Stockholders' Equity

See Accompanying Notes to Condensed Consolidated Financial Statements

                              800America.com, Inc.
                   Condensed Consolidated Statements of Income
       Unaudited Periods Ended September 30, 2001 and September 30, 2000

                                            2001              2001             2000              2000
                                           Three              Nine             Three             Nine
                                           Months            Months           Months            Months
Revenues                                  5,941,924        15,244,673         3,922,359         9,501,802
                                        -----------       -----------       -----------       -----------

Cost and Expense
         Rebates                          1,362,744         4,876,154
         Advertising                      1,536,486         2,683,605           400,820         1,060,112
         Depreciation-Amortization          166,901           593,869            74,971           154,273
         Bad Debts                                0            15,000             9,837           180,837
                                        -----------       -----------       -----------       -----------
         General and Administrative       1,615,074         3,307,403           815,463         1,213,464
                                        -----------       -----------       -----------       -----------

Total                                     3,318,461         6,599,877         2,663,835         7,484,840
                                        -----------       -----------       -----------       -----------

Net Income from Operations                2,623,463         8,644,796         1,258,524         2,016,962
                                        -----------       -----------       -----------       -----------

Other Income
         Interest                            65,094           108,600             5,189            10,406
         Sale of Assets                           0           500,000                 0                 0
                                        -----------       -----------       -----------       -----------

Income Tax Expense                         (935,100)       (3,200,000)         (448,305)         (689,305)
                                        -----------       -----------       -----------       -----------

Net Income                                1,753,457         6,053,396           815,408         1,338,063
                                        -----------       -----------       -----------       -----------

Basic Earning Per Share                 $      0.11       $      0.38       $      0.07       $      0.11

Diluted Earnings Per Share              $      0.09       $      0.33       $      0.06       $      0.10

See Accompanying Notes To Condensed Consolidated Financial Statements

                              800America.com, Inc.
                 Condensed Consolidated Statements of Cash Flows
                                    Unaudited
                         Nine Months Ended September 30,

                                                                2001                   2000
                                                                ----                   ----
Cash Flows from Operating Activities
         Net Income                                         $ 6,053,396             $ 1,338,063
         Adjustments to Reconcile Net Income to
         Cash Provided by Operating Activities
         Depreciation and Amortization                      $   578,869             $   154,273
         Bad Debts Allowance - Increase                          15,000                  73,000
         Accounts Receivable (Increase)
         Decrease                                               797,727                (707,292)
         Other Assets (Increase) Decrease                       122,749                 215,600
         Accounts Payable Increase (Decrease)                    68,845                 181,181
         Income Tax Payable-Increase (Decrease)                 479,695                 301,570
         Accrued Expenses                                        40,706                  19,266
         Due on Purchase                                              1
                                                            -----------             -----------

Cash Provided by Operations                                   8,156,988               1,575,661
                                                            -----------             -----------

Cash Flows From Investing Activities
         Purchase of Equipment                                 (108,731)               (437,422)
         Purchase of Software                                (1,490,000)
         Advance to Operating Activities                       (384,506)
         Purchase UPS                                                 1
                                                            -----------             -----------

Cash Used by Investment Activities                           (1,983,238)               (437,422)
                                                            -----------             -----------

Cash Flows From Financing Activities
         Sale of Previously Unissued Stock (Net)              6,315,768
         Repurchase Stock From Above Sales                   (5,500,000)
         Additional Paid in Capital                                                     250,000
                                                            -----------             -----------

Cash Provided by Financing Activities                           815,768                 250,000
                                                            -----------             -----------

Net Increase in Cash                                          6,989,518               1,388,239

Beginning Cash Balance                                        2,117,746                 392,464
                                                            -----------             -----------

Ending Cash Balance                                         $ 9,107,264             $ 1,780,703
                                                            ===========             ===========

See Accompanying Notes to Condensed Consolidated Financial Statements

                             800AMERICA . COM, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Financial Statement Presentation

         The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. for interim financial information. In the opinion of management, all adjustments, which are necessary for a fair presentation, have been included. The results for interim periods are not necessarily indicative of results, which may be expected for any other interim period, or for the full year. For further information, refer to the December 31, 2000 consolidated financial statements and notes thereto include in 800America.com, Inc. 10KSB.

Note 2 - Related Party Transactions

         Compensation paid Chief Executive Officer $201,666 for nine months ended September 30, 2001 and $55,000 for the six months ended June 30, 2000.

Note 3 - Supplemental Cash Flow Information

Nine months ended                      9/30/01                 9/30/00
                                       -------                 -------

         Interest paid                        0                      0
         Income tax paid             $2,319,100               $387,735

Note 4 - None Cash Transactions

1,817,493 Shares Common Stock
         for operating activity Inshop.Com               1,817
200,000 Shares Common Stock
         eBiz4Biz.com                                      200
450,000 Shares of Common Stock
         for assets of cs-live.com                         450

Note 5 - Purchase of Subsidiary's

         The Company purchased eBiz4Biz. Com which was not operational but had succeeded in developing some advance computer software. The agreement was dated January 20, 2001 but the purchase was not completed until May 16, 2000.

         The agreement contemplated the purchase method of accounting.

         The period for which the results of operations of the acquisition are included in the income statement for the eight months ending September 30, 2001. Goodwill was not recognized. The only asset of eBiz4Biz is advanced technology software.

         The Company purchased Fileshooter.com (Fileshooter). Fileshooter was dormant since its inception until purchased by 800America.com, Inc. on June 30, 2001. Fileshooter, like eBiz4Biz.com was fully integrated into 800America.com Inc. operations. Method of accounting will be the purchase method. No goodwill is recognized. The only asset of Fileshooter.com is advanced technology software. The Company purchased substantially all of the assets of cs-live.com.

         The above purchases were completed for a combination of stock and cash of approximately $1,550,000.

         The Company acquired all of the capital stock of Universal Payments Systems (UPSI). Company management owned and developed UPSI. The purchase price was $1.

         In September 2001, the Company acquired substantially all of the assets, including the name, of cs-live.com inc. The purchase price was $50,000 and 450,000 shares of common stock. The company also assumed certain operating liabilities. cs-live inc. changed it name to Intelligent Web Technologies, Inc. The Company has made advance to Intelligent Web Technologies, Inc. of approximately $82,818 at September 30, 2001. The advance is secured by the shares of common stock paid as a part of the purchase price.

Note 6 - Private Offering - Stock Sale

         The Company sold previously unissued stock in a private offering for approximately $6,315,768 net of offering cost. The Company repurchased, at sale price, $5,500,000 of the stock sold from one investor.

Note 7 - Subsequent Events Contingent Liability

         In October 2001, the Company acquired all of the capital stock of iGain, Inc. The purchase price was 1,050,000 shares of common stock. The Company agreed to repurchase, at the option of the holders, 1,000,000 shares of common stock issued in the merger (less $51,028 shares as explained below) for a price of $2.60 per share. The conditions for which the Company will repurchase the shares is the earlier of (i) if the current Chief Executive Officer is no longer serving in that capacity, (ii) the Company conducts a public offering of its securities and receives at least $7,000,000 in proceeds, or (iii) one year from the closing date of the merger. In connection with the merger, the Company agreed to repurchase a total of 51,028 of the shares within 30 days of the closing for $2. 25 per share. If all the shares were repurchased within one year from the closing date of the merger the total redemption price would be $2,582,140.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

         Item 24. Indemnification of Officers and Directors.

         Section 78.7802 of the General Corporation Law of Nevada, as amended ("GCL"), authorizes a Nevada corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance of such indemnification. Our By-laws substantively provide that we will indemnify our officers, directors, employees and agents to the fullest extent provided by Section 78.7802 of the GCL.

         Section 78.751 of the GCL permits a Nevada corporation, by so providing in its By-laws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to federal, state or local law. Our By-laws eliminate the personal liability of the directors to the fullest extent permitted by Section
78.7802 of the GCL.

         Item 25. Other Expenses of Issuance and Distribution.

         The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the common stock.

          SEC Registration Fee.............................      *  $   861
          Printing and Engraving Expenses..................      *  $ 4,000
          Accounting Fees and Expenses.....................      *  $ 1,500
          Legal Fees and Expenses..........................      *  $ 7,000
          Miscellaneous....................................      *  $ 2,500
                                                                    -------
                    Total..................................      *  $15,861

          *  estimated

         Item 26. Recent Sales of Unregistered Securities

         During the three years immediately preceding the date of the filing of this registration statement, the following securities were issued by 800America.com, Inc. without registration under the Securities Act of 1933, as amended ("Act"):

         In March 2000, we issued 200,000 shares of our common stock to one person in connection with the acquisition of all the capital stock of Rothman's Closeouts, Inc. We issued the shares pursuant to an exemption from registration set out in Section 4(2) of the Act.

         In October 2000, we issued 1,850,000 shares of our common stock to twelve accredited investors in connection with the acquisition of all the outstanding capital stock of Inshape, Inc. We issued the shares pursuant to Rule 506 of Regulation D under the Act.

         In January 2001, we issued 200,000 shares to thirty persons in connection with the acquisition of all of the outstanding capital stock of ebiz4biz, Inc. All of the persons who received shares of our common stock were non-US citizens and resided outside of the United States.

         In July 2001, we issued twenty-six units. Each unit consisted of 25,000 shares of common stock and 2,500 common stock purchase warrants. Each investor was an "accredited purchaser" as that term is defined in Rule 506 of Regulation D set out in the Act.

         In September 2001, we issued 450,000 shares in exchange for substantially all of the assets and assumption of certain operating liabilities of cs-live, inc. The shares were issued pursuant to an exemption from registration set out in Section 4(2) of the Act.

         In October 2001, we issued 1,050,000 shares of common stock in exchange for the outstanding capital stock of iGain, Inc. All of the stockholders of iGain, Inc. who exchanged their shares (17) were "accredited investors" as that term is defined in Rule 506 of Regulation D set out in the Act.

         In December 2001, we issued 660,000 shares of our common stock in exchange for all the outstanding capital stock of WizardWorld, Inc. All of the stockholders of WizardWorld, Inc. who exchanged their shares (5) were "accredited investors" as that term is defined in Rule 506 of Regulation D set out in the Act.

         Also in December 2001, we sold 340,000 shares of our common stock and received $850,000 in gross proceeds. There were 4 investors all of whom were "accredited investors" as that term is defined in Rule 506 of Regulation D set out in the Act.

         In December 2001, we agreed to issue 45,000 shares to a consultant for services to be rendered. The shares will be issued pursuant to an exemption from registration set out in Section 4(2) of the Act.

         We also agreed in December to issue 100,000 shares to a consultant for services to be rendered. The shares will be issued pursuant to an exemption from registration set out in Section 4(2) of the Act.

         In January 2002, we issued 500,000 shares of our common stock in exchange for substantially all of the assets and the assumption of certain operating liabilities of Youtopia.com, Inc. The shares were issued pursuant to an exemption from registration set out in Section 4(2) of the Act.

         Also in January, we issued 150,000 to a consultant for services to be rendered. The consultant is an "accredited investor" as that term is defined in Rule 506 of Regulation D set out in the Act.

         Item 27. Exhibits

                Exhibit Number     Description
                --------------     -----------
                           3.1     Amended and Restated Articles of Incorporation and By-laws (incorporated by reference to Registration Statement on Form SB-2 (Commission File No. 333-51683)).

                  * 5.0 & 23.0     Opinion and Consent of John L. Thomas, Esquire

                          10.0     Lease dated November 3, 1999, as amended

                          10.1     Form of Common Stock Purchase Warrant

                          10.2     Employment Agreement dated March 20, 2000, between the registrant and
                                   Jane Rothman

                          23.1     Consent of Jack F. Burke, Jr., CPA

                *  to be filed by amendment


         Item 28. Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change t such information in the registration statement.

         Provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and has duly caused this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Nashville, Tennessee on January 15, 2002.

                                     800America.com, Inc.



                                     By:  /s/ David E. Rabi
                                          -------------------------------
                                          David E. Rabi
                                          Chairman and Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been duly signed below by the following persons in the capacities and dates indicated.

              Signatures                                    Title                                          Date
              ----------                                    -----                                          ----
/s/  David E. Rabi                          Chairman of the Board, and Chief Executive                January 15, 2002
     ----------------------                 Officer (Principal and Chief Executive
     David E. Rabi                          Officer) Director and Chief Financial Officer
                                            (Principal Accounting Officer)


/s/  Bobby Wallay                           Director                                                  January 15, 2002
     ----------------------
     Bobby Wallay


/s/  Darvin D. Pierce                       Director                                                  January 15, 2002
     ----------------------
     Darvin D. Pierce

                                  EXHIBIT INDEX

Exhibit Number          Description
--------------          -----------
    10.0                Lease dated November 3, 1999, as amended

    10.1                Form of Common Stock Purchase Warrant

    10.2 Employment Agreement dated March 10, 2000, Between registrant and Jane Rothman

    23.1                Consent of Jack F. Burke, Jr., CPA